Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WILLSCOT CORPORATION,

MASON MERGER SUB, INC.,

MODULAR SPACE HOLDINGS, INC.

AND

NANOMA LLC, SOLELY IN ITS CAPACITY

AS THE HOLDER REPRESENTATIVE

June 21, 2018

EXHIBITS

Exhibit A	Payment Schedule
Exhibit B	Sample Statement
Exhibit C	Form of Parent Warrant Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Surviving Corporation Certificate of Incorporation
Exhibit F	Form of Surviving Corporation Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of June 21, 2018, is by and among Modular Space Holdings, Inc., a Delaware corporation (the “Company”), WillScot Corporation, a Delaware corporation (“Parent”), Mason Merger Sub, Inc., a Delaware corporation and an indirect, majority-owned subsidiary of Parent (“Merger Sub”), and NANOMA LLC, solely in its capacity as the representative of the Holders (as defined herein) (the “Holder Representative”).  The Company, Parent, Merger Sub and, for the limited purposes set forth herein, the Holder Representative are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company, has (a) determined that this Agreement and the Merger (as defined herein) is advisable and fair to, and in the best interests of, Parent, Merger Sub or the Company, as the case may be, and their respective stockholders and (b) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby;

WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve the Merger and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement by the Parties, Parent will use its commercially reasonable efforts to deliver a written consent from (i) Williams Scotsman International, Inc. (“WSII”), as the sole holder of the issued and outstanding common stock, par value $0.01 per share, of Merger Sub and (ii) the Board of Directors of Parent, as the indirect parent of WSII and Merger Sub, in each case approving, among other things, the Merger and adopting this Agreement and the transactions contemplated hereby (collectively, the “Parent Approvals”);

WHEREAS, promptly following the execution and delivery of this Agreement by the Parties, the Company will deliver a written consent signed by the holders of at least a majority of the issued and outstanding shares of Company Common Stock (each a “Dragging Holder”) (a) adopting and approving, as the case may be, among other things: (i) the Merger; and (ii) this Agreement (the actions set forth in this clause (a), the “Company Stockholder Approval”), and (b) invoking the “drag-along” right set forth in Section 8 of the Stockholders’ Agreement (the “Drag-Along Right”) (the actions set forth in this clause (b), together with the Company Stockholder Approval, the “Company Stockholder Consent and Support Agreement”);

WHEREAS, as a condition of and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Dragging Holders shall invoke the Drag-Along Right by promptly delivering the drag notice required pursuant to the terms of the Stockholders’ Agreement (the “Drag Notice”) to all holders of the issued and outstanding Company Common Stock that did not execute and deliver the Company Stockholder Consent and Support Agreement (each such holder a “Dragged Holder”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1            Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“280G Stockholder Approval Requirements” has the meaning set forth in Section 6.11(h).

“401(k) Plan” has the meaning set forth in Section 6.11(e).

“2018 Bonus Payments” has the meaning set forth in Section 6.11(f).

“2018 Bonus Plan” has the meaning set forth in Section 6.11(f).

“Acquired Companies” means the Company, together with the Company Subsidiaries.

“Acquisition Transaction” has the meaning set forth in Section 6.20.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934.

“Affiliate Agreement” has the meaning set forth in Section 4.23.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.6(d).

“Alternative Structure Losses” has the meaning set forth in Section 6.23.

“Anti-Money Laundering Laws” means all applicable Laws (including those relating to financial record-keeping and reporting) of any U.S. or non-U.S. jurisdiction in which the Acquired Companies operate concerning or relating to money laundering, drug trafficking, or other money laundering predicate crimes, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (aka the USA PATRIOT Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956;

Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; and the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through mergers or acquisitions, including the Competition Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and the HSR Act.

“Antitrust Proceeding” means any action, investigation or proceeding that is initiated before or after the Closing by a Governmental Entity that challenges the transactions contemplated hereby or the ownership, control, operation or use of the assets or businesses of the Company by Parent or any of its Affiliates as violative under any Antitrust Law.

“Applicable Accounting Principles” means the accounting methodologies, principles and procedures set forth on the Sample Statement.

“Audited Company Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“Bonus Eligible Individual” has the meaning set forth in Section 6.11(f).

“Books and Records” has the meaning set forth in Section 6.16(a)(i).

“Bribery Legislation” means all and any of the following:  the FCPA; the Organisation For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other Laws relating to bribery or corruption.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents (including marketable securities and short-term investments) held by the Company or any of its Subsidiaries, including (i) all outstanding security, customer or other deposits, (ii) credit card receivables received as cash or due to be received as cash within five (5) days and (iii) all checks, drafts, and wires received by the Company or any of its Subsidiaries, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device for the account of the Company or any of its Subsidiaries, and net of issued but uncleared checks, drafts and wires.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificated Shares” has the meaning set forth in Section 3.1(a).

“Charges” has the meaning set forth in Section 3.9(c).

“Chosen Courts” has the meaning set forth in Section 9.9(a).

“Class B Common Stock” has the meaning set forth in Section 5.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” has the meaning set forth in Section 3.8(b).

“Closing Cash Merger Consideration” means the amount in cash (rounded up to the nearest whole cent) equal to the sum of (i) One Billion Sixty Three Million Seven Hundred Fifty Thousand U.S. Dollars ($1,063,750,000), plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Working Capital Underage, if any, minus (v) the Estimated Indebtedness, minus (vi) the Estimated Company Expenses.

“Closing Company Expenses” has the meaning set forth in Section 3.8(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” has the meaning set forth in Section 3.8(b).

“Closing Merger Consideration” means, together, the Closing Cash Merger Consideration, the Closing Stock Merger Consideration and the Closing Warrant Merger Consideration.

“Closing Net Working Capital” has the meaning set forth in Section 3.8(b).

“Closing Stock Merger Consideration” means 6,458,500 shares of Parent Common Stock; provided, that if Parent, prior to the Effective Time, issues for cash (i) shares of Parent Common Stock or (ii) options, warrants or other securities exchangeable or convertible into shares of Parent Common Stock in any transaction (other than in each case in an underwritten public offering) and at a price (or, in the case of securities described in clause (ii) above, with an exercise price) below $13.35 per share (such issue price or exercise price being referred to as the “Adjusted Price”), then the Closing Stock Merger Consideration shall be a number of shares of Parent Common Stock equal to the quotient of $86,250,000 divided by the Adjusted Price; provided, further, that in no event shall the Closing Stock Merger Consideration exceed 7,187,500 shares.

“Closing Warrant Merger Consideration” means Parent Warrants to purchase 10,000,000 shares of Parent Common Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.13(a).

“Combined Business” has the meaning set forth in Section 6.5(d).

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or any Person authorized to perform functions on his behalf.

“Commitment Letter” has the meaning set forth in Section 5.11.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 4.5.

“Company Benefit Plan” has the meaning set forth in Section 4.8(a).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Fourth Amended and Restated Loan and Security Agreement, dated as of March 2, 2017, by and among Modular Space Corporation, the other borrowers and guarantors signatory thereto, Bank of America, N.A., as Agent, and the other lending institutions signatory thereto.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee” has the meaning set forth in Section 6.11(a).

“Company Equity Plan” means the Modular Space Holdings, Inc. Management Incentive Plan, as may be amended from time to time.

“Company Expenses” means (i) all unpaid fees and expenses, including advisory fees and legal expenses, incurred by the Acquired Companies and the Holders in connection with this Agreement and the transactions contemplated hereby, (ii) all unpaid fees and expenses relating to the Company’s Chapter 11 proceedings, (iii) the aggregate amount of the Transaction Bonuses (as defined in the Company Disclosure Letter) and (iv) the Severance Excess Amount (as defined in the Company Disclosure Letter).

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Foreign Benefit Plan” has the meaning set forth in Section 4.8(f).

“Company Governing Documents” has the meaning set forth in Section 4.1(a).

“Company Indemnified Party” has the meaning set forth in Section 9.15(a).

“Company Leased Real Property” has the meaning set forth in Section 4.15(b).

“Company Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business,

assets or results of operations of the Acquired Companies, taken as a whole; provided, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (b) conditions (or changes therein) in the industries in which the Company operates to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in such industries in which the Company operates, (c) general legal, tax, economic, political, social and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (f) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the taking of any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (i) the public announcement of this Agreement or the transactions contemplated hereby, (j) any action or failure to take any action that is specifically consented to or requested by Parent in writing, (k) Effects arising out of adjustments required by the application of “Fresh Start” accounting or (l) any action required by a Governmental Entity pursuant to Antitrust Laws in connection with the transactions contemplated by this Agreement that does not constitute a Regulatory Adverse Effect; or (ii) prevents or materially delays the Company from performing its material obligations under this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

“Company Material Contracts” has the meaning set forth in Section 4.17(a).

“Company Owned IP” has the meaning set forth in Section 4.14(b).

“Company Owned Real Property” has the meaning set forth in Section 4.15(a).

“Company Permits” has the meaning set forth in Section 4.6(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company RSU Award” means an award of restricted stock units relating to shares of Company Common Stock granted pursuant to Article 5 of the Company Equity Plan.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Stockholder Consent and Support Agreement” has the meaning set forth in the Recitals.

“Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Warrants” means the outstanding warrants to purchase Company Common Stock issued pursuant to the Warrant Agreement.

“Competition Act” means the Competition Act (Canada), as supplemented and amended from time to time, and includes the regulations promulgated thereunder.

“Competition Act Clearance” means with respect to the transactions contemplated by this Agreement, the following: (i) the issuance of an advance ruling certificate by the Commissioner of Competition under subsection 102(1) of the Competition Act; or (ii) (a) the expiry or termination of the waiting period under section 123 of the Competition Act or a waiver of the obligation to provide notification in accordance with Part IX of the Competition Act under paragraph 113(c) of the Competition Act and (b) the issuance of written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under section 92 of the Competition Act.

“Compliant” means, with respect to the Required Information, that (a) such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, in light of the circumstances under which the statements contained in such Required Information were made, (b) in the case of the Required Information delivered in connection with the offering of high yield debt securities as part of the Financing and contained in the offering memorandum utilized for such offering, such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to an offering of debt securities by Parent on a registration statement on Form S-1 that are applicable to such Required Information (other than such requirements for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, requirements that would require any Excluded Information to be provided), (c) in the case of the Required Information delivered in connection with the offering of high yield debt securities as part of the Financing and contained in the offering memorandum utilized for such offering, any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures described in the American Institute of Certified Public Accountants AU-C Section 930, and (d) in the case of the Required Information delivered in connection with the offering of high yield debt securities as part of the Financing and contained in the offering memorandum utilized for such offering, the Company’s auditors have confirmed that they are prepared to issue, subject to completion of customary procedures, the comfort letter required by clause 10 of Exhibit E of the Commitment Letter (by delivering drafts thereof) when customarily required to be delivered in connection with an offering of debt securities.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of February 1, 2018, by and between Parent and the Company, as amended by that certain letter agreement dated May 25, 2018.

“Consideration Fund” has the meaning set forth in Section 3.5(a).

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease (other than leases relating to real property), sublease (other than subleases relating to real property), binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, that Contracts shall not include any Company Benefit Plan.

“Court of Chancery” has the meaning set forth in Section 9.9(a).

“Damages” has the meaning set forth in Section 9.15(a).

“Delaware Federal Court” has the meaning set forth in Section 9.9(a).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disqualified Individual” has the meaning set forth in Section 6.11(h).

“Drag-Along Right” has the meaning set forth in the Recitals.

“Drag Notice” has the meaning set forth in the Recitals.

“Dragged Holder” has the meaning set forth in the Recitals.

“Dragging Holder” has the meaning set forth in the Recitals.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, claims, other proceedings, demands, investigations, judgments, directives, Liens or notices of noncompliance or violation by or from any Person alleging Environmental Liability.

“Environmental Law” means any Law, including common or civil law, relating to pollution, the protection or restoration of the environment and natural resources, or to the protection of human health and safety as relates to the presence of, or exposure to, Hazardous

Substances, including Laws relating to the use, handling, transportation, treatment, storage, disposal or Release of, or exposure to, Hazardous Substances.

“Environmental Liability” means any obligation, liability, fine, penalty, judgment, award, settlement, loss, damage, cost, fee (including attorneys’ and consultants’ fees), expense, and disbursement that is:  (a) related to the environment, (b) related to Releases of Hazardous Substances or (c) based on any provision of Environmental Laws or any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity under Environmental Law.

“Environmental Permits” means any Company Permit required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliates” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business, is treated as a single employer under section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.8.

“Escrow Agent” means an escrow agent reasonably acceptable to Parent and the Holder Representative.

“Escrow Agreement” has the meaning set forth in Section 2.8.

“Escrow Amount” has the meaning set forth in Section 2.8.

“Estimated Cash” has the meaning set forth in Section 3.8(a).

“Estimated Company Expenses” has the meaning set forth in Section 3.8(a).

“Estimated Indebtedness” has the meaning set forth in Section 3.8(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.8(a).

“Excess Parachute Payments” has the meaning set forth in Section 6.11(h).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Excluded Information” means (A) consolidating financial statements, “segment reporting,” separate subsidiary financial statements and other financial statements and data that would be required by Rule 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, (B) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, Compensation Discussion and Analysis or information required by Item 302 or 402 of Regulation S-K under the Securities Act, (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing Sources or their counsel, (D) risk factors relating to all or any component of the Financing or (E) other information customarily excluded from a Rule 144A offering memorandum.

“Excluded Stock” has the meaning set forth in Section 3.1(b).

“Executive-Level Employee” means any employee or other individual who provides services to any of the Acquired Companies with annual cash compensation, including annual base salary and maximum bonus opportunity (excluding sales commissions), of $250,000 or more per annum.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fee Letter” means any fee letter and any engagement letter entered into in connection with the Commitment Letter.

“Final Cash Merger Consideration” means the Closing Cash Merger Consideration, as adjusted in accordance with Section 3.8.

“Final Closing Statement” has the meaning set forth in Section 3.8(b).

“Financing” has the meaning set forth in Section 5.11.

“Financing Agreements” has the meaning set forth in Section 6.6(b)(i).

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements (including any Commitment Letter or Financing Agreement), in each case, in connection with the Financing or any Alternative Financing in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, joinder agreements, indentures, credit agreements or loan agreements relating thereto, including the Lenders, together with their respective Affiliates and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns; it being understood that Parent, Merger Sub and/or any of their Affiliates shall not be Financing Sources for any purposes hereunder.

“Fully Diluted Percentage” means, with respect to any holder of Company Common Stock, Company RSU Awards or Company Warrants, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of shares of Company Common Stock, if any, held by such holder as of immediately prior to the Effective Time, plus (B) the number of shares of Company Common Stock subject to all outstanding Vested Company RSU Awards held by such holder as of immediately prior to the Effective Time, plus (C) the number of shares of Company Common Stock issuable to such holder upon the exercise of Company Warrants conditioned upon and concurrently with the Closing pursuant to Section 3.02(f) of the Warrant Agreement, divided by (ii) the Fully Diluted Shares.

“Fully Diluted Shares” means the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock to be cancelled pursuant to Section 3.1(b)), plus (ii) the number of shares of Company Common Stock subject to Vested Company RSU Awards as of immediately prior to the Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon the exercise of Company Warrants conditioned upon and concurrently with the Closing pursuant to Section 3.02(f) of the Warrant Agreement.

“GAAP” has the meaning set forth in Section 3.8(b).

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Governmental Entity” means (a) any national, federal, state, provincial, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any minister, agency, division, bureau, court, tribunal, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any hazardous, toxic, chemical or dangerous substance, pollutant, contaminant, waste or material, including petroleum or petroleum products or wastes, asbestos or asbestos-containing materials, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under Environmental Law.

“Holder” means, together, the holders of Company Common Stock and the holders of Company RSU Awards.

“Holder Representative” has the meaning set forth in the Preamble.

“Holder Representative Account” means the account into which the Holder Representative Amount is deposited by the Holder Representative.

“Holder Representative Amount” has the meaning set forth in Section 2.7.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all (a) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including without limitation, with respect to the Acquired Companies, under the Company Credit Agreement; (b) long or short-term obligations evidenced by notes, bonds,  debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations; (e) obligations under any letters of credit solely to the extent drawn; and (f) any accrued and unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (e).

“Indemnified Parties” has the meaning set forth in Section 6.9.

“Independent Accounting Firm” has the meaning set forth in Section 3.8(d).

“Information Maintenance Period” has the meaning set forth in Section 6.16(a).

“Intellectual Property” means all intellectual property protected, created or arising under the Laws of the United States or any foreign jurisdiction, including:  (a) patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, including all provisional, continuations, continuations-in-part and divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other source or business identifiers, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, all moral rights associated with any of the foregoing, and any registrations, renewals, recordations, and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, algorithms, designs, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, customer lists, supplier lists, technology and business plans to the extent protected as trade secrets or otherwise non-public (collectively “Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (f) Internet domain name registrations.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” will be deemed to be actual knowledge after reasonable inquiry of (a) the Persons listed on Schedule 1.1(A) with respect to the Company and its Subsidiaries and (b) the Persons listed on Schedule 1.1(B) with respect to Parent and Merger Sub.

“Labor Representative” has the meaning set forth in Section 4.13(a).

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter.

“Lenders” has the meaning set forth in Section 5.11.

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, mortgage, security interest or encumbrance in respect of such property or asset.

“Majority Holders” has the meaning set forth in Section 3.9(e).

“Marketing Period” means the first period of twenty (20) consecutive Business Days throughout which (i) Parent shall have received all of the Required Information and such Required Information is Compliant, (ii) the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period and (iii) the Drag Notice shall have been delivered to all Dragged Holders; provided, that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn, or objected to the inclusion of, their audit opinion with respect to any audited financial statements of the Company contained in the Required Information, unless a new audit opinion is issued with respect to such financial statements by the Company’s auditors or another independent accounting firm reasonably acceptable to Parent, (B) the Company states its intent to restate any historical financial statements of the Company included in the Required Information, or states that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and such financial statements included in the Required Information have been amended or the Company has concluded that no restatement shall be required, or (C) the Required Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated Required Information; provided further that the Marketing Period shall end on any earlier date that is the date on which all of the Financing (or, in the case of bridge Financing, cash proceeds from issuance of notes in lieu thereof are received) is obtained.  Notwithstanding the foregoing, (x) each of July 4, 2018, November 22, 2018 and November 23, 2018 shall not be considered a Business Day for the purposes of the Marketing Period; (y) in no event shall the Marketing Period commence prior to July 9, 2018 (so long as the Required Information has been delivered by the Company to Parent on or before June 30, 2018 and if not delivered as of such date, the Marketing Period shall not commence until the later of five Business Days after delivery thereof and July 9, 2018); and (z) if the Marketing Period has not been completed in accordance with its terms prior to August 17, 2018, then the Marketing Period will not commence until September 10, 2018 (so long as the Required Information has been delivered by the Company to Parent on or before August 31, 2018 and if not delivered as of such day, the Marketing Period shall not commence until the later of five Business Days after delivery thereof and September 10, 2018) .  If the Company shall in good faith reasonably believe that it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information that is Compliant on the date such notice is received by the Parent unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information that is Compliant and, within four (4) Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered.

“Material Lease” has the meaning set forth in Section 4.15(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Governing Documents” means the certificate of incorporation and bylaws of Merger Sub as in effect as of the date hereof.

“Nasdaq” means the Nasdaq Capital Market.

“Net Adjustment Amount” has the meaning set forth in Section 3.8(g)(i).

“Net Working Capital” means, as at a specified date and without duplication, only those line items comprising “Current Assets” and “Current Liabilities” set forth on the Sample Statement, in each case calculated in accordance with the Applicable Accounting Principles.

“New Benefit Plans” has the meaning set forth in Section 6.11(a).

“New Commitment Letter” has the meaning set forth in Section 6.6(d).

“Notice of Disagreement” has the meaning set forth in Section 3.8(c).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.11(e).

“Parent Approvals” has the meaning set forth in the Recitals.

“Parent Balance Sheet Date” has the meaning set forth in Section 5.5.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.

“Parent Equity Plan” means the WillScot Corporation 2017 Incentive Award Plan, as may be amended from time to time.

“Parent Financial Statements” has the meaning set forth in Section 5.4(b).

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent in effect as of the date hereof.

“Parent Holdco” has the meaning set forth in Section 3.1(d).

“Parent Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industries in which Parent operates,

(b) conditions (or changes therein) in the industries in which Parent operates to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in such industries in which Parent operates, (c) general legal, tax, economic, political, social and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industries in which Parent operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industries in which Parent operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industries in which Parent operates, (f) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the taking of any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (g) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industries in which Parent operates, (i) the public announcement of this Agreement or the transactions contemplated hereby, (j) any action or failure to take any action that is specifically consented to or requested by the Company in writing, or (k) any action required by a Governmental Entity pursuant to Antitrust Laws in connection with the transactions contemplated by this Agreement that does not constitute a Regulatory Adverse Effect; or (ii) prevents or materially delays Parent from performing its material obligations under this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

“Parent Options” means options to purchase Parent Common Stock granted pursuant to Section 9 of the Parent Equity Plan.

“Parent Permits” has the meaning set forth in Section 5.6(b).

“Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

“Parent RSA Award” means Parent Common Stock, subject to certain specified performance or time-based restrictions, granted under Section 9 of the Parent Equity Plan.

“Parent RSU Award” means an award relating to shares of Parent Common Stock granted pursuant to Section 9 of the Parent Equity Plan.

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Parent Warrant Agreement” means that certain Warrant Agreement by and among Parent and the Persons listed on the signature pages thereto, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

“Parent Warrants” means warrants to purchase shares of Parent Common Stock at an exercise price of $15.50 per share on the terms and subject to the conditions set forth in the Parent Warrant Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.5(a).

“Paying Agent Agreement” has the meaning set forth in Section 3.5(a).

“Payoff Letter” has the meaning set forth in Section 2.9.

“Per Share Closing Merger Consideration” means (a) an amount in cash equal to the quotient of (i) the sum of the Closing Cash Merger Consideration, minus the Escrow Amount, minus the Holder Representative Amount, divided by (ii) the Fully Diluted Shares, plus (b) the Closing Stock Merger Consideration divided by the Fully Diluted Shares, plus (c) a number of Parent Warrants equal to the quotient of the Closing Warrant Merger Consideration divided by the Fully Diluted Shares.

“Per Share Final Merger Consideration” means (a) an amount in cash equal to the quotient of the Final Cash Merger Consideration divided by the Fully Diluted Shares, plus (b) the Closing Stock Merger Consideration divided by the Fully Diluted Shares, plus (c) a number of Parent Warrants equal to the quotient of the Closing Warrant Merger Consideration divided by the Fully Diluted Shares.

“Permitted Liens” means, with respect to a Person, (a) any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s, repairmen’s or other similar Liens, in each case arising in the ordinary course of business and by Law for sums not then due and payable after giving effect to any applicable grace periods; (b) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties, in each case, not materially interfering with the conduct of the business of such Person; (c) Liens arising under or incurred in connection with equipment leases or the leases of leased real property, in each case in the ordinary course of business consistent with past practice and other than any Liens which will be released in connection with the repayment of Indebtedness at the Closing; (d) Liens or pledges incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits; (e) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (B) relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform

Commercial Code on items in the course of collection, (A) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (B) in favor of banking institutions arising as a matter of Law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (f) statutory Liens for Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings; (g) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business and permitted pursuant to Section 6.1 or Section 6.2, as applicable, so long as such leases, subleases, licenses or sublicenses do not interfere with the ordinary conduct of the business of such Person, and do not secure any Indebtedness; (h) Liens that do not materially impair the use or value of the property subject to such Liens; (i) acts done, or suffered to be done by, and judgments against, another Party to this Agreement (or any of its Affiliates) and those claiming by, through or under another Party to this Agreement (or any of its Affiliates); (j) Liens that will be released or authorized for release at or prior to the Closing, including those related to Indebtedness of the Company and its Subsidiaries; and (k) Liens that arise by operation of Law.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Predecessor Audited Company Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“Predecessor Unaudited Company Financial Statements” has the meaning set forth in Section 4.4(a)(iii).

“Preliminary Closing Statement” has the meaning set forth in Section 3.8(a).

“R&W Policy” shall have the meaning set forth in Section 6.18.

“Real Property” has the meaning set forth in Section 4.15(b).

“Registered Company IP” has the meaning set forth in Section 4.14(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among Parent, the Holders and the other Persons listed on the signature pages thereto, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D; provided that in the event the form attached hereto as Exhibit D is not unanimously approved by the parties to Parent’s existing registration rights agreement, the form of agreement attached hereto as Exhibit D shall be amended accordingly such that it will be a new registration rights agreement by and among Parent and the Holders, which agreement shall be structured in accordance with Section 2.10 of Parent’s existing registration rights agreement.

“Regulatory Adverse Effect” has the meaning set forth in Section 6.5(d).

“Release” means any actual or threatened release, spill, leak, discharge, emission, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escape or migration into or through the environment or within any building, structure, facility or fixture.

“Released Party” has the meaning set forth in Section 6.19.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent, Merger Sub or the Company, as applicable, and the Company Subsidiaries.

“Required Information” means all of the historical financial statements (and related audit reports) of the Company required pursuant to paragraph 9 of Exhibit E of the Commitment Letter as in effect as of the date hereof and related Management’s Discussion and Analysis of Financial Condition and Results of Operations that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act; provided that, in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide any Excluded Information.

“RSU Merger Consideration” has the meaning set forth in Section 3.2(a).

“Sample Statement” has the meaning set forth in Section 3.8(a).

“Sanctioned Jurisdiction” means a country, territory, or region that is the target of comprehensive, country-wide or territory-wide Sanctions broadly prohibiting and restricting dealings in and with such country or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any Person that is (i) identified on any Sanctions List, (ii) operating from, resident, domiciled, or located in, or organized or incorporated under the laws of, a Sanctioned Jurisdiction, (iii) the government, or any agency or instrumentality of the government, of any Sanctioned Jurisdiction, (iv) directly or indirectly owned 50% or more or controlled by, or acting for or on behalf of, in the aggregate, one or more of any of the foregoing.

“Sanctions” means any economic, trade or financial sanctions Laws, embargoes or restrictive measures issued, administered, or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States of America, the United Nations Security Council, the European Union, the United Kingdom, or any Governmental Entity of the foregoing, including, without limitation, OFAC, the U.S. Department of State, the Council of the European Union, and Her Majesty’s Treasury.

“Sanctions List” means OFAC’s List of Specially Designated Nationals and Blocked Persons, OFAC’s Consolidated Sanctions List, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, and any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authorities, each as amended, supplemented or substituted from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder.

“SASM&F” has the meaning set forth in Section 9.18.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Solvent” means, with respect to any Person on a particular date, both (a) (i) the sum of such Person’s debts (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stockholders’ Agreement” means that certain Stockholders’ Agreement of the Company, dated as of March 2, 2017, by and among the Company and the stockholders of the Company party thereto.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Successor Audited Company Financial Statements” has the meaning set forth in Section 4.4(a)(i).

“Successor Unaudited Company Financial Statements” has the meaning set forth in Section 4.4(a)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Governing Documents” has the meaning set forth in Section 2.5.

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Target Net Working Capital” means $30,000,000.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or undisputed.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 9.15(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” has the meaning set forth in Section 3.11.

“Unaudited Company Financial Statements” has the meaning set forth in Section 4.4(a)(iii).

“Uncertificated Shares” has the meaning set forth in Section 3.1(a).

“United States” and “U.S.” mean the United States of America.

“Vested Company RSU Award” has the meaning set forth in Section 3.2(a).

“Warrant Agreement” means that certain New Warrant Agreement, dated as of March 2, 2017, by and between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

“WS Warrants” means the warrants to purchase Parent Common Stock issued pursuant to the terms and subject to the conditions of that certain Warrant Agreement, dated as of September 10, 2015, by and between Double Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company.

“WSII” has the meaning set forth in the Recitals.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

Section 1.2                                    Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the Party to which such information or documents are to be made available.

When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person and its successors and permitted assigns unless otherwise indicated or the context otherwise requires.

References to any statute or Law in this Agreement shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein.

ARTICLE II

THE MERGER

Section 2.1                                    The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company and an indirect, majority-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2                                    Effective Time.  Subject to the terms of this Agreement, the Parties shall prior to the Closing Date, prepare, and, on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the Parties, the “Effective Time”).

Section 2.3                                    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Eastern Time, on a date to be mutually agreed by the Parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), remotely via the electronic exchange of documents and signatures or at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by the Parties; provided, that notwithstanding the satisfaction or waiver of any of the conditions set forth in Article VII hereof, if the Marketing Period has not ended at such time, then Parent shall not be required to effect the Closing until the earlier of (subject to the continued satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)) (x) any Business Day during the Marketing Period as may be specified by Parent on no fewer than two (2) Business Days’ prior written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing), and (y) the third Business Day immediately following the final day of the Marketing Period.  The date on which the Closing actually occurs is the “Closing Date.”

Section 2.4                                    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5                                    Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to contain the provisions set forth in the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the forms respectively attached hereto as Exhibit E and Exhibit F (collectively, the “Surviving Corporation Governing Documents”), and as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided therein.

Section 2.6                                    Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.7                                    Holder Representative Amount. At the Effective Time, Parent shall deduct from the Closing Cash Merger Consideration an amount in cash equal to $500,000 (the “Holder Representative Amount”) to satisfy potential future obligations of the Holders to the Holder Representative pursuant to this Agreement, and such amount shall be delivered by Parent to the Holder Representative at the Closing by wire transfer of immediately available funds pursuant to instructions delivered to Parent by the Holder Representative at least two (2) Business Days prior to the Closing Date.  Once the Holder Representative determines, in its sole discretion, that the Holder Representative will not incur any additional expenses in its capacity as the Holder Representative, then the Holder Representative shall pay the remaining unused Holder Representative Amount, if any, to the Paying Agent and the Company, as applicable, for payment to the former holders of Company Common Stock and Vested Company RSU Awards pursuant to Section 3.2 and Section 3.5.

Section 2.8                                    Escrow Amount.  At the Effective Time, Parent shall deduct from the Closing Cash Merger Consideration an amount in cash equal to $3,000,000 (the “Escrow Amount”) to cover the adjustments to Closing Merger Consideration contemplated by Section 3.8 and deposit such amount into an escrow account (the “Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of a customary escrow agreement reasonably acceptable to each of Parent and the Holder Representative to be entered into immediately prior to the Effective Time by and among Parent, the Holder Representative and the Escrow Agent (the “Escrow Agreement”).

Section 2.9                                    Repayment of Indebtedness.  Prior to Closing, the Company will deliver to Parent a duly executed payoff letter from Bank of America, N.A. in a customary form (the “Payoff Letter”), which payoff letter shall authorize the termination of all Liens filed of record by Bank of America, N.A. and the other lending institutions signatory to the Company Credit Agreement.  At the Closing, (i) Parent shall repay the Estimated Indebtedness required to be repaid at Closing in accordance with the Payoff Letter and (ii) the Company shall (A) terminate the Company Credit Agreement, (B) deliver UCC-3 Lien releases for Liens under the Company Credit Agreement, executed mortgage releases for each parcel of Company Owned Real Property subject to a mortgage as of the Effective Time and executed releases for all registered Intellectual Property of the Acquired Companies subject to Liens in connection with the Company Credit Agreement as of the Effective Time, and (C) use its commercially reasonable efforts to effect the release of all other Liens on the assets of the Acquired Companies in connection with the Company Credit Agreement in accordance with the Payoff Letter at or promptly following the Closing.

ARTICLE III

CONVERSION OF SHARES

Section 3.1                                    Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any securities of the Company or Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Stock) shall be automatically cancelled and extinguished and converted into the right to receive the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at the Closing to the holder thereof in accordance with Section 3.5), without interest, and the holders of certificates that, immediately prior to the Effective Time, represented such outstanding Company Common Stock (the “Certificated Shares”) and the holders of non-certificated shares of Company Common Stock held by book entry (“Uncertificated Shares”), in each case, shall cease to have any rights with respect thereto other than the right to receive, upon delivery of such Certificated Shares or Uncertificated Shares, as the case may be, in accordance with Section 3.5, the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at the Closing to the holder thereof in accordance with Section 3.5, with the amount in excess thereof to be paid thereafter in accordance with the terms hereof), without any interest thereon, for each such Certificated Share or Uncertificated Share, as applicable.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Paying Agent, the Company or Parent, as applicable, shall pay to each Holder holding less than 1,000 shares of Company Common Stock, taking into account shares of Company Common Stock such Holder would have the right to receive upon the settlement or exercise of Vested Company RSU Awards or Company Warrants, as applicable, in lieu of (i) such Holder’s portion of the Closing Stock Merger Consideration, an amount in cash equal to the Closing Stock Merger Consideration such Holder would be entitled to receive multiplied by $13.35 and rounded down to the nearest penny, and (ii) such Holder’s portion of the Closing Warrant Merger Consideration, an amount in cash equal to the Closing Warrant Merger Consideration such Holder would be entitled to receive multiplied by the lesser of (A) the value of each Parent Warrant as determined in good faith by the Board of Directors of the Company and (B) $15.50, rounded down to the nearest penny.  For the avoidance of doubt, with respect to each Holder receiving such cash payment in lieu of such Holder’s respective portion of the Closing Stock Merger Consideration and Closing Warrant Merger Consideration pursuant to this Section 3.1(a), such Holder shall not receive any shares of Parent Common Stock or Parent Warrants pursuant to the terms of this Agreement and the shares of Parent Common Stock and Parent Warrants that such Holder would have otherwise received in exchange for such Holder’s Company Common Stock (including upon the settlement or exercise of Vested Company RSU Awards or Company Warrants, as applicable) shall not be issued and shall have the effect of reducing the Closing Stock Merger Consideration and Closing Warrant Merger Consideration accordingly.

(b)                                 At the Effective Time, all shares of Company Common Stock that are owned by the Company or its Subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or the holders of any securities thereof, be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor (the “Excluded Stock”).

(c)                                  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

(d)                                 If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Parent Common Stock) with a record date during such period, the amount of the Per Share Final Merger Consideration payable as provided in Section 3.1(a) shall be equitably adjusted to reflect such change consistent with the adjustment provisions contained in the Parent Warrant Agreement; provided that, in the event that the effect of any such adjustment would trigger obligations under Nasdaq’s stockholder approval requirements for the issuance of any additional shares of Parent Common Stock, that portion of such adjustment that would result in the Parent Common Stock issuance being equal to or greater than the 20% threshold set by Nasdaq would instead be made in cash (it being understood that the cash paid in lieu of each share of Parent Common Stock shall be equal to $13.35).  For the avoidance of doubt, the right of Sapphire Holding S.a.r.l., the minority stockholder of Williams Scotsman Holdings Corp., a direct subsidiary of Parent (“Parent Holdco”), to exchange at any time all of the issued and outstanding shares of common stock of Parent Holdco held by Sapphire Holding S.a.r.l. for newly issued shares of Parent Common Stock, subject to the corresponding redemption for no consideration of all issued and outstanding shares of Class B common stock of Parent, shall not trigger any adjustment to the Per Share Final Merger Consideration.

Section 3.2                                    Treatment of Company RSU Awards.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any securities thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time shall become vested in accordance with its terms, provided that, to the extent that such Company RSU Award is subject to performance requirements, the aggregate number of shares of Company Common Stock with respect to which such Company RSU Award shall become vested shall be determined by the Board of Directors of the Company (or, if applicable, a committee thereof) in good faith, after notice to Parent, in accordance with the terms of the Company Equity Plan and the applicable award agreements (each Company RSU Award that is outstanding immediately prior to the Effective Time and is vested prior to the date hereof or becomes so vested at or prior to the Effective Time, a “Vested Company RSU Award”), and without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive, without interest, the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at or as soon as reasonably practicable following the Closing pursuant to Section 3.2(b)) (the “RSU Merger Consideration”) in respect of each share of Company Common Stock subject to such Vested Company RSU Award.  Each Company RSU Award that is outstanding immediately prior to the Effective Time that does not become vested in accordance with its terms at the Effective Time shall terminate and become forfeited without the right to receive any consideration therefor.

(b)                                 Following the Effective Time, any such cancelled Vested Company RSU Award shall no longer represent the right to receive shares of Company Common Stock and shall only entitle the holder of such Vested Company RSU Award to the RSU Merger Consideration described in Section 3.2(a). The cash portion of the RSU Merger Consideration payable to the holders of Vested Company RSU Awards who are employees of the Company pursuant to Section 3.2(a) shall be paid through the Surviving Corporation’s payroll system (which distribution to such holders shall occur as soon as reasonably practicable but in any event no later than the first regular payroll date of the Company following the Effective Time); provided that if the first regular payroll date is less than five (5) Business Days following the Effective Time, such distributions shall occur no later than the second regular payroll date of the Company following the Effective Time).  In the event that the RSU Merger Consideration is payable to a former employee of the Company, the Surviving Corporation shall make the payments of the cash portion of the RSU Merger Consideration due to such former employee in a reasonable manner (such as by check to the last known address of such former employee in the records of the Surviving Corporation after a reasonable effort to ascertain the current address of such former employee).  The Surviving Corporation shall be entitled to deduct and withhold from the cash portion of the RSU Merger Consideration such amounts as may be required to be deducted and withheld under the Code or any other provision of applicable Tax Law (in accordance with Section 3.10) with respect to the entire amount of the RSU Merger Consideration.  The cash portion of the RSU Merger Consideration payable to a holder of Vested Company RSU Awards for whom no withholding by the Company is required (e.g., a director) in respect of such holder’s Vested Company RSU Awards, and the non-cash portion of the RSU Merger Consideration payable to any holder of Vested Company RSU Awards in respect of such holder’s Vested Company RSU Awards, shall be paid directly to such holder by the Paying Agent at such times as such amounts are otherwise payable to the holders of Company Common Stock in accordance with Section 3.5.

(c)                                  Prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions set forth in this Section 3.2; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

Section 3.3                                    Treatment of Company Warrants.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any securities of the Company, each outstanding Company Warrant shall, without any further action on the part of any holder thereof, expire unexercised and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease pursuant to Section 3.01 of the Warrant Agreement, and no consideration shall be delivered in exchange therefor.  For the avoidance of doubt, following the Effective Time, any such expired Company Warrant shall no longer be exercisable for shares of Company Common Stock.

Section 3.4                                    Payment Schedule.  Attached hereto as Exhibit A is a schedule showing for each Holder: (i) the number of shares of Company Common Stock held by each such Holder, (ii) the estimated number of shares of Company Common Stock subject to each Vested Company RSU Award held by each such Holder and whether such Holder is an employee of the Company as of the date hereof, (iii) the estimated percentage of the Closing Cash Merger Consideration, Closing Stock Merger Consideration and Closing Warrant Merger Consideration payable with respect thereto and (iv) the estimated percentage of the Escrow Amount and the Holder Representative Amount attributable with respect thereto.  The Company shall update the schedule set forth on Exhibit A not less than three (3) Business Days prior to the Closing.

Section 3.5                                    Exchange Procedures.

(a)                                 Prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying Agent”) that is reasonably acceptable to the Company to act as paying agent for the Merger and to deliver payment of the consideration described in Section 3.1 (other than the Excluded Stock) and Section 3.2 (if applicable).  Prior to the Closing, Parent shall enter into a paying agent agreement (the “Paying Agent Agreement”) with the Paying Agent in form and substance reasonably acceptable to Parent and the Company, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement.  Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, (i) for the account and benefit of the former holders of Company Common Stock and holders of Vested Company RSU Awards for whom no withholding by the Company is required, an amount of cash (including cash required to pay dividends or other distributions pursuant to Section 3.6 and cash in lieu of any fraction of a share of Parent Common Stock as required pursuant to Section 3.7), and (ii) for the account and benefit of the former holders of Company Common Stock and holders of Vested Company RSU Awards, evidence of uncertificated, book-entry shares of Parent Common Stock and Parent Warrants, in each case sufficient to deliver payment of the consideration to such Holders described in Section 3.1 (other than the Excluded Stock) and Section 3.2 (if applicable) (such cash, uncertificated, book-entry shares of Parent Common Stock and Parent Warrants shall be referred to in this Agreement as the “Consideration Fund”).  In the event that the Consideration Fund shall be insufficient to pay the payments set forth in the immediately preceding sentence, Parent shall promptly deliver, or cause to be delivered, additional cash proceeds, uncertificated, book-entry shares of Parent Common Stock or Parent Warrants (as applicable) to the Paying Agent in an amount that is equal to the deficiency required to make such payments.  The Paying Agent shall cause the Consideration Fund to be (i) held for the benefit of the Holders and (ii) applied promptly to making the payments pursuant to this Article III, except as expressly provided for in this Agreement.

(b)                                 Promptly following the execution of the Paying Agent Agreement, and in any event at least ten (10) Business Days prior to the Closing Date, Parent shall cause the

Paying Agent to mail to each Holder, pursuant to the Paying Agent Agreement, whose securities will be converted into the right to receive the Per Share Final Merger Consideration pursuant to Section 3.1 and Section 3.2 (if payable by the Paying Agent pursuant to Section 3.5(a)) a customary letter of transmittal reasonably acceptable to the Holder Representative and instructions to the Letter of Transmittal for use in effecting the surrender of Uncertificated Shares and Certificated Shares (as applicable) in exchange for payment of the consideration described in Section 3.1(a) and Section 3.2(a) (if payable by the Paying Agent pursuant to Section 3.5(a)) (a “Letter of Transmittal”), which shall include such stockholder’s consent to Section 3.9 and such Holder’s representations that it is an “accredited investor” or a “qualified institutional buyer,” as applicable, for purposes of U.S. federal securities Laws; provided that, in the event that such Holder holds less than 15,000 shares of Company Common Stock (taking into account shares of Company Common Stock such Holder would have the right to receive upon the settlement or exercise of Vested Company RSU Awards or Company Warrants, as applicable) and is unable to make such representations, such stockholder shall receive in lieu of (i) such Holder’s portion of the Closing Stock Merger Consideration, an amount in cash equal to the Closing Stock Merger Consideration such Holder would be entitled to receive multiplied by $13.35 and rounded down to the nearest penny, and (ii) such Holder’s portion of the Closing Warrant Merger Consideration, an amount in cash equal to the Closing Warrant Merger Consideration such Holder would be entitled to receive multiplied by the lesser of (A) the value of each Parent Warrant as determined in good faith by the Board of Directors of the Company and (B) $15.50, rounded down to the nearest penny; provided further that (x) any Holder that holds greater than 15,000 shares of Company Common Stock and is able to make such representations, but declines to do so, shall not receive such Holder’s portion of the Closing Stock Merger Consideration or the Closing Warrant Merger Consideration and (y) in no event shall Parent be obligated to make a gross cash payment to such Holders, taken as a whole, pursuant to this Section 3.5(b) that exceeds $300,000 in the aggregate.   For the avoidance of doubt, with respect to each Holder receiving such cash payment in lieu of such Holder’s respective portion of the Closing Stock Merger Consideration and Closing Warrant Merger Consideration pursuant to this Section 3.5(b), such Holders shall not receive any shares of Parent Common Stock or Parent Warrants pursuant to the terms of this Agreement and the shares of Parent Common Stock and Parent Warrants that such Holders would have otherwise received in exchange for such Holder’s Company Common Stock (including upon the settlement or exercise of Vested Company RSU Awards or Company Warrants, as applicable) shall not be issued and shall have the effect of reducing the Closing Stock Merger Consideration and Closing Warrant Merger Consideration accordingly.

(c)                                  Upon surrender of Uncertificated Shares or Certificated Shares (as applicable) and such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, and with such other documents as may be reasonably required pursuant to such instructions, the Holder shall be entitled to receive, in exchange therefor, subject to any required withholding of Taxes, the consideration described in this Article III, and such Certificated Shares or Uncertificated Shares (as applicable) shall be cancelled.  No interest will be paid to Holders in connection with, or accrued on, the Per Share Final Merger Consideration. Any stockholder who submits a Letter of Transmittal in accordance with this Agreement at least three (3) Business Days prior to Closing will receive the amount payable to such stockholder on the Closing Date.

(d)                                 The Consideration Fund shall be invested by the Paying Agent in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States.  Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former Holders shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation as Parent directs.  No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds or shares of Parent Common Stock (as applicable) to the Paying Agent for the benefit of the Holders at the Effective Time in the amount of such losses, which additional funds and shares of Parent Common Stock (as applicable) will be deemed to be part of the Consideration Fund.

(e)                                  At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificated Shares or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the consideration described in this Article III, except as otherwise provided by Law.

(f)                                   Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Holders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation.  Any Holder who has not theretofore complied with this Article III with respect to its shares of Company Common Stock or Vested Company RSU Awards shall thereafter look only to Parent for payment of their claim for consideration in respect thereof.

(g)                                  Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any Person in respect of cash or shares of Parent Common Stock or Parent Warrants from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificated Share or Uncertificated Share shall not have been surrendered prior to the date on which any consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such consideration in respect of such share shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any holder of such Certificated Share or Uncertificated Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Parent for payment of their claim for consideration in respect thereof.

(h)                                 If any certificate with respect to a Certificated Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person whose certificate has been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the consideration to which such Person is entitled in respect of such certificate pursuant to this Article III.  For the avoidance of doubt, no Person claiming a certificate with respect to a Certificated Share to be lost, stolen or destroyed shall be required or directed by Parent or the Paying Agent to secure or post any bond or other security in connection with such lost, stolen or destroyed certificate.

Section 3.6                                    Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Company Common Stock converted into the right to receive a portion of the Closing Stock Merger Consideration pursuant to Section 3.1 until such holder shall surrender such share in accordance with Section 3.5.  Subject to escheat, Tax or other applicable Law, following surrender of any such share of Company Common Stock, such holder shall be entitled to receive any such dividends or distributions, without interest, which theretofore had become payable with respect to the Parent Common Stock represented by such Company Common Stock.  Such holder shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock received as consideration for such shares of Company Common Stock.

Section 3.7                                    No Fractional Shares of Parent Common Stock.  No fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 3.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to Section 3.1 that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock delivered by such Holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by $13.35 and rounded down to the nearest penny.

Section 3.8                                    Merger Consideration Adjustments.

(a)                                 At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, in good faith and based on reasonable assumptions, and deliver to Parent a statement (the “Preliminary Closing Statement”) setting forth (i) a good faith estimate of the Company’s (A) Net Working Capital (“Estimated Net Working Capital”), (B) Company Expenses (“Estimated Company Expenses”), (C) Indebtedness of the Acquired Companies required to be repaid at Closing, including the Indebtedness set forth in the Payoff Letter (“Estimated Indebtedness”) and (D) Cash (“Estimated Cash”), each determined as of the close of business on the Business Day immediately prior to the Closing Date, based on the Company’s books and records and other information available at the Closing and (ii) on the basis of the foregoing, a calculation of the Closing Merger Consideration.  Estimated Net Working Capital, Estimated Company Expenses, Estimated Indebtedness and Estimated Cash shall be calculated on a basis consistent with the Applicable Accounting Principles.  An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Company Expenses, Indebtedness and Cash is set forth as Exhibit B (the “Sample Statement”).  The Company shall deliver applicable wire instructions for the repayment of the Estimated Indebtedness concurrently with its delivery of the Preliminary Closing Statement.

(b)                                 As promptly as practicable after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, Parent shall cause to be prepared and delivered to the Holder Representative (on behalf of the Holders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the Company’s actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Company Expenses (“Closing Company Expenses”), (iii) Indebtedness (“Closing Indebtedness”) and (iv) Cash (“Closing Cash”), each determined as of the close of business on the Business Day immediately prior to the Closing Date.  The Final Closing Statement (A) shall be prepared on a basis consistent with the Applicable Accounting Principles and will take into account only the line items reflected on the Sample Statement, and (B) shall be based exclusively on the facts and circumstances as they exist immediately prior to the Closing (other than with respect to shares of Company Common Stock issuable to a holder of Company Warrants the exercise of which has been conditioned upon and concurrently with the Closing and any Cash received in respect thereof) and shall exclude the effects of any event, act, change in circumstances or development arising or occurring on or after the Effective Time (other than the exercise of such Company Warrants conditioned upon and concurrently with the Closing) whether or not the application of generally accepted accounting principles in the United States (“GAAP”) would require such event, act, circumstance or development to be reflected thereon.  To the extent any actions on or following the Closing with respect to the accounting books and records of the Company or its Subsidiaries on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices utilized in the preparation of the Company Financial Statements (taking into account the accounting changes made in connection with the Company’s application of “Fresh Start” accounting), such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.  The Holder Representative and its Representatives shall have the right to reasonable access to examine the work papers and other documents of the accountants and other personnel preparing the Final Closing Statement and the books, records and other documents of the Company and its Subsidiaries relating to the Final Closing Statement, and to discuss the preparation of the Final Closing Statement with the personnel who participated in such preparation, in each case, during normal business hours and in such a manner as to not unreasonably interfere with the normal operations of the Company and its Subsidiaries, and Parent and the Company shall provide or cause other Persons to provide all such access and information.

(c)                                  The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof by Parent to the Holder Representative, unless, prior to the end of such thirty (30)-day period, the Holder Representative (on behalf of the Holders) delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Company Expenses, Closing Indebtedness and/or Closing Cash as set forth in the Final Closing Statement.

(d)                                 During the twenty (20)-day period following delivery of a Notice of Disagreement by the Holder Representative to Parent, Parent and the Holder Representative (on behalf of the Holders) shall negotiate in good faith to resolve any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Company Expenses, Closing Indebtedness and/or Closing Cash as specified therein.  Any disputed items resolved in writing between the Holder Representative and Parent within such twenty (20)-day period shall be final and binding on all Holders with respect to such items, and if the Holder Representative and Parent agree in writing on the resolution of each disputed item specified by Parent in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Company Expenses, Closing Indebtedness and/or Closing Cash, the amounts so determined shall be final and binding on all Holders for all purposes hereunder.  If the Holder Representative and Parent have not resolved all such differences by the end of such twenty (20) day period, the Holder Representative and Parent shall submit, in writing, to an independent public accounting firm who shall act as an expert, and not an arbitrator (the “Independent Accounting Firm”), reports detailing their respective views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Company Expenses, Closing Indebtedness and/or Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash.  The Independent Accounting Firm shall be an independent public accounting firm as shall be agreed in writing by the Holder Representative and Parent.  Parent and the Holder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in Parent’s and the Holder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash that are identified as being items and amounts to which Parent and the Holder Representative have been unable to agree.  The Independent Accounting Firm’s services and authority to make a determination shall be limited in scope to the disputed amounts, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Company Expenses, Closing Indebtedness and/or Closing Cash shall be based solely on the written reports (and any other materials requested by the Independent Accounting Firm) submitted by Parent and the Holder Representative and solely on this Section 3.8 and the definitions and schedules relating hereto, and not on the basis of an independent review.  The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.9.

(e)                                  The fees and expenses of the Independent Accounting Firm shall be borne by Parent, on the one hand, and the Holder Representative (on behalf of the Holders) on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(f)                                   Parent and the Company shall, and Parent shall cause the Surviving Corporation to, during the period from and after the date of delivery of the Final

Closing Statement through the resolution of any adjustment to the Closing Cash Merger Consideration contemplated by this Section 3.8, afford the other Party (or in the case of the Holders, the Holder Representative) and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 3.8.

(g)                                  The Closing Cash Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)                                     For purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Estimated Net Working Capital minus the Closing Net Working Capital as finally determined pursuant to this Section 3.8, plus (B) the Estimated Company Expenses minus the Closing Company Expenses as finally determined pursuant to this Section 3.8, plus (C) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 3.8, plus (D) the Estimated Cash minus the Closing Cash as finally determined pursuant to this Section 3.8.

(ii)                                  If the Net Adjustment Amount is positive, the Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, (A) within three (3) Business Days of the final determination of the Net Adjustment Amount, Parent shall (x) pay the portion of the Net Adjustment Amount payable to the stockholders whose shares were converted into the right to receive Closing Merger Consideration to the Paying Agent for delivery to such stockholders (provided that any stockholder paid directly by Parent or its Subsidiaries at the Closing shall be paid such stockholder’s portion of the Net Adjustment Amount directly by Parent or its Subsidiaries) and (y) pay the portion of the Net Adjustment Amount payable to the holders of Vested Company RSU Awards to (1) the Paying Agent for delivery to such holder (if payable by the Paying Agent pursuant to Section 3.5(a)) or (2) the Surviving Corporation for delivery to such holders using the payment procedures set forth in Section 3.2(b) if not payable by the Paying Agent pursuant to Section 3.5(a), in each case such payments to be made in cash and pro rata in accordance with their respective Fully Diluted Percentage; and (B) the Holder Representative and Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Holder Representative the funds in the Escrow Account for the benefit of the Holders, and the Holder Representative shall deposit such amount with the Paying Agent for the benefit of the Holders, and the Paying Agent shall promptly distribute to each Holder its pro rata portion thereof in accordance with their respective Fully Diluted Percentage; provided that, with respect to any such payment to a holder of Vested Company RSU Awards for whom withholding by the Surviving Corporation is required, the Holder Representative shall deposit with the Surviving Corporation any portion of such amount payable to such holder and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date that is at least three (3) Business Days following such deposit, to distribute to each such holder the amount specified in instructions received from the Holder Representative, and in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

(iii)                               If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount, provided that, if the Net Adjustment Amount is negative, the Net Adjustment Amount shall not exceed the amount of funds available in the Escrow Account), the Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and Parent and the Holder Representative shall promptly (but in any event within three (3) Business Days of the final determination of the Net Adjustment Amount) deliver a joint written instruction to the Escrow Agent to pay to Parent the Net Adjustment Amount by wire transfer from the funds available in the Escrow Account to one (1) or more accounts designated by Parent to the Holder Representative.

(iv)                              In the event that the funds available in the Escrow Account are in excess of the Net Adjustment Amount, then the Holder Representative and Parent shall deliver joint written instructions to the Escrow Agent to deposit such amount with the Paying Agent for the benefit of the Holders, and the Paying Agent shall promptly distribute to each Holder his, her or its pro rata portion thereof in accordance with their respective Fully Diluted Percentage; provided that, with respect to any such payment to a holder of Vested Company RSU Awards from whom withholding by the Surviving Corporation is required, the Holder Representative shall deposit with the Surviving Corporation any portion of such amount payable to such holder and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date that is at least three (3) Business Days following such deposit, to distribute to each such holder the amount specified in instructions received from the Holder Representative, and in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

(h)                                 Payments in respect of Section 3.8(g) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 3.8 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Party entitled to such payment at least two (2) Business Days prior to such payment date.

(i)                                     Payments in respect of Section 3.8(g) shall be treated as an adjustment to purchase price for all Tax purposes, except as otherwise required by applicable Law.

Section 3.9                                    Holder Representative.

(a)                                 Upon adoption of this Section 3.9 pursuant to the Company Stockholder Approval, each Dragging Holder has irrevocably appointed the Holder Representative as such Holder’s representative, agent, proxy and attorney-in-fact, with full power of substitution to act on behalf of the Holders including the full power and authority to act on the Holders’ behalf to, including (i) consummate the transactions contemplated under this Agreement (including the adjustments under Section 3.8) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments under Section 3.8) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; and (iii) execute and deliver any consent, amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (without the prior approval of the Holders), and such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Holder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Holder.  All decisions, actions, consents and instructions by the Holder Representative shall be binding upon all of the Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same.  Parent shall not have the right to object to, and shall cause its Affiliates not to, dissent from, protest or otherwise contest the authority of the Holder Representative.  Each of Parent and the Paying Agent shall be entitled to rely on any decision, action, consent or instruction of the Holder Representative as being the decision, action, consent or instruction of each and every Holder, and each of Parent and the Paying Agent are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  By their approval of this Agreement, each Holder shall be deemed to have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Holder Representative for any action or inaction taken or not taken by the Holder Representative in connection with such Person’s capacity as Holder Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute intentional and knowing fraud.

(b)                                 All acts of the Holder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Holders and not of the Holder Representative individually.  The Holder Representative shall not have any liability for any amount owed to Parent pursuant to this Agreement.  The Holder Representative shall not be liable to the Company, Parent, Merger Sub or any other Person in its capacity as the Holder Representative, for any liability of a Holder.

(c)                                  The Holder Representative shall have the right to recover from, in its sole discretion, the Holder Representative Account, prior to any distribution to the Holders, the Holder Representative’s reasonable costs and expenses incurred in the performance of its duties hereunder (“Charges”), including those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents.  Following full reimbursement of all Charges, in the event that there are any remaining funds in the Holder Representative Account, the Holder Representative shall distribute such amount to the Paying Agent for the benefit of the Holders, and the Paying Agent shall promptly distribute to each Holder his, her or its pro rata portion thereof in accordance with their respective Fully Diluted Percentage; provided that, with respect to any such payment to a holder of Vested Company RSU Awards for whom withholding by the Surviving Corporation is required, the Holder Representative shall deposit with the

Surviving Corporation any portion of such amount payable to such holder and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date that is at least three (3) Business Days following such deposit, to distribute to each such holder the amount specified in instructions received from the Holder Representative and, in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.  In the event the Holder Representative Amount is insufficient to satisfy the Charges, then each Holder will be obligated to pay his, her or its pro rata portion of such deficit.

(d)                                 The Holders agree to indemnify the Holder Representative, on a pro rata basis in accordance with their respective Fully Diluted Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Holder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided that, no Holder shall be liable for any of the foregoing to the extent they arise out of the Holder Representative’s commission of intentional and knowing fraud.

(e)                                  The Holder Representative may resign at any time, and may be removed for any reason or no reason by the written consent of the holders of a majority of the aggregate Fully Diluted Shares at the Effective Time (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of the Holder Representative, a new Holder Representative shall be appointed by the written consent of the Majority Holders.  A copy of such written consent appointing such new Holder Representative shall be sent to Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Effective Time, the Surviving Corporation.

Section 3.10                             Withholding Rights.  The Paying Agent, the Escrow Agent, the Holder Representative, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from consideration otherwise payable to a holder of Company Common Stock or Company RSU Awards, or other amounts payable pursuant to this Agreement, any amounts as may be required to be withheld or deducted with respect to such consideration under the Code or any other provision of applicable Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. If Parent determines that any withholding described in this Section 3.10 may be required, Parent shall notify the Company of any such requirement as soon as reasonably practical after such determination is made by Parent and shall cooperate in good faith with the Company to reduce or eliminate any such withholding.

Section 3.11                             Transfer Taxes.  All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement, if any, shall be borne one hundred percent (100%) by Parent, and Parent shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosed with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as set forth below:

Section 4.1                                    Qualification, Organization, Subsidiaries, etc.

(a)                                 Each of the Acquired Companies is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws of the Company in effect as of the date hereof (the “Company Governing Documents”) are in full force and effect and the Company is not in material violation of the Company Governing Documents.

(b)                                 Subsidiaries.  A list of all Company Subsidiaries as of the date hereof is set forth in Section 4.1(b) of the Company Disclosure Letter.

Section 4.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement, (i) 29,233,375 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in treasury, (iii) no shares of Company Common Stock are held by Subsidiaries of the Company, (iv) no shares of Company Preferred Stock are issued or outstanding, (v) 1,979,336 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSU Awards (assuming achievement of performance conditions at the maximum level) and (vi) 1,250,000 shares of Company Common Stock are issuable upon the exercise of Company Warrants. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and non-assessable, and are free of pre-emptive rights (other than those rights set forth in the Stockholders’ Agreement).

(b)                                 The Company is the record and beneficial owner, directly or indirectly, of all of the equity interests in each Company Subsidiary.  Section 4.2(b) of the

Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the authorized capital stock or other equity interests of each Company Subsidiary and the number of shares, units, warrants and/or other equity interests issued and outstanding and the holders thereof.  All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company, free and clear of all Liens, other than Permitted Liens.

(c)                                  Except as set forth in Section 4.2(a) above and in Section 4.2(b) of the Company Disclosure Letter, (i) no Acquired Company has any shares issued, reserved for issuance or outstanding, (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any Acquired Company is a party obligating such Acquired Company to (A) issue, transfer or sell any shares or other equity interests of an Acquired Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned, in each case other than as set forth in the Stockholders’ Agreement and (iii) no Acquired Company, directly or indirectly, owns any equity or similar interest, or any interest convertible into or exchangeable or exercisable for, at any time, in any corporation, limited liability company, partnership, joint venture or other business association or entity.

(d)                                 No Acquired Company has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)                                  There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interest of an Acquired Company (other than the Stockholders’ Agreement).

Section 4.3                                    Corporate Authority Relative to This Agreement; No Violation.

(a)                                 The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the Merger.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (in the case of the Merger) and, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  On or prior to the date hereof, the Board of Directors of the Company has unanimously (w) taken such actions necessary to amend Schedule I to the Stockholders’ Agreement to permit the transactions contemplated by this Agreement, (x) resolved that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) resolved to recommend that the Company’s stockholders vote in favor of adopting this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 Other than in connection with or in compliance with (i) the provisions of the DGCL and (ii) the Competition Act Clearance, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The execution and delivery by the Company of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon the Acquired Companies, or result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the organizational documents of any Acquired Company or (iii) conflict with or violate any Laws applicable to the Acquired Companies or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 The Company acknowledges and agrees that none of the Closing Stock Merger Consideration, the Parent Warrants or the shares of Parent Common Stock issuable upon exercise of the Parent Warrants will be registered under the Securities Act or any state securities laws at the time of issuance thereof and will not be permitted to be offered or sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements thereunder.

Section 4.4                                    Reports and Financial Statements.

(a)                                 Section 4.4 of the Company Disclosure Letter sets forth the following financial statements (collectively, the “Company Financial Statements”);

(i)                                     the consolidated financial statements of the Acquired Companies which comprise the consolidated balance sheet as of September 30, 2017 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from March 3, 2017 to September 30, 2017 (the “Successor Audited Company Financial Statements”);

(ii)                                  the consolidated financial statements of the Acquired Companies, which comprise the consolidated balance sheet as of September 30, 2016 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from October 1, 2016 to March 2, 2017, and for each of the years in the period ended September 30, 2016 and 2015 (the “Predecessor Audited Company Financial Statements” and, together with the Successor Audited Company Financial Statements, the “Audited Company Financial Statements”);

(iii)                               the unaudited consolidated financial statements of the Acquired Companies, which comprise a balance sheet as of March 31, 2018 (unaudited) and September 30, 2017 and the related (A) consolidated statements of operations (unaudited) for (x) the three months ended March 31, 2018 and the period from March 3, 2017 to March 31, 2017, and (y) the six months ended March 31, 2018 and the period from March 3, 2017 to March 31, 2017, and (B) consolidated statements of cash flows (unaudited) for the six months ended March 31, 2018 and the period from March 3, 2017 to March 31, 2017 (the “Successor Unaudited Company Financial Statements”); and

(iv)                              the unaudited consolidated financial statements of the Acquired Companies, which comprise (A) consolidated statements of operations (unaudited) for the period from January 1, 2017 to March 2, 2017 and the period from October 1, 2016 to March 2, 2017, and (B) consolidated statements of cash flows (unaudited) for the period from October 1, 2016 to March 2, 2017 ( the “Predecessor Unaudited Company Financial Statements,” and, together with the Successor Unaudited Company Financial Statements, the “Unaudited Company Financial Statements”).

(b)                                 The Successor Audited Company Financial Statements present fairly, in all material respects, the financial position of the Acquired Companies as of September 30, 2017 and the results of their operations and their cash flows for the period from March 3, 2017 to September 30, 2017, in each case in accordance with GAAP.  The Predecessor Audited Company Financial Statements present fairly, in all material respects, the financial position of the Acquired Companies as of September 30, 2016 and the results of their operations and their cash flows for the period from October 1, 2016 to March 2, 2017, and for each of the years in the period ended September 30, 2016 and 2015, in each case in accordance with GAAP.  Notwithstanding the foregoing, prior to March 2, 2017, the Audited Company Financial

Statements do not include adjustments required by the application of “Fresh Start” accounting.  The Unaudited Company Financial Statements reasonably present, in all material respects, the financial position of the Acquired Companies as of March 31, 2018 and the results of their operations for Predecessor Unaudited Company Financial Statements period from October 1, 2016 to March 2, 2017 and the Successor Unaudited Company Financial Statements period from March 3, 2017 to March 31, 2017 (except for the absence of normal year-end adjustments and footnotes).

(c)                                  The Company has taken commercially reasonable efforts to maintain accurate books and records reflecting its assets and liabilities and to maintain proper and adequate internal accounting controls customary for a privately held company of the size and nature of the Company which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Companies in accordance with GAAP and to maintain accountability for the Acquired Companies’ assets in all material respects and (iii) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with GAAP in all material respects, and proper procedures are implemented for the collection thereof on a commercially reasonable basis.

(d)                                 The Company possesses books and records which contain all material financial and other information necessary for the preparation of financial statements.

(e)                                  Complete and correct copies of the organizational documents of the Acquired Companies have been made available to Parent prior to the date of this Agreement, in each case as currently in effect, and no subsequent action has been taken (and no action is contemplated to be taken) to amend or modify any of the organizational documents of the Acquired Companies. All such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.

Section 4.5                                    No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the Company’s unaudited consolidated balance sheet (or the notes thereto) as of March 31, 2018 (the “Company Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business consistent with past practice, and (e) that, individually or in the aggregate, are not material to the business of the Acquired Companies, taken as a whole, as of the date hereof, no Acquired Company has any liabilities of any nature, whether or not accrued, contingent or otherwise.  For purposes of this Section 4.5, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.  For the avoidance of doubt, except as disclosed on the Company Financial Statements (including the respective notes thereto), the Company and its Subsidiaries have no remaining obligations under that certain Debtors’ Joint Plan of Reorganization dated December 22, 2016.

Section 4.6                                    Compliance With Laws; Permits.

(a)                                 The Acquired Companies are in compliance with, and are not in default under or in violation of, any Laws applicable to the Acquired Companies or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to be material to the business of the Acquired Companies, taken as a whole.

(b)                                 To the knowledge of the Company, the Acquired Companies are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted in all material respects (the “Company Permits”).  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, (i) no Acquired Company is in material default or violation of any material Company Permit and (ii) no claim, demand, action, suit, arbitration or proceeding is pending or threatened to revoke, suspend, cancel or adversely modify any material Company Permit.

(c)                                  Notwithstanding anything contained in this Section 4.6, no representation or warranty shall be deemed to be made in this Section 4.6 in respect of the matters referenced in Section 4.4 or in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.7                                    Environmental Laws and Regulations.   The Acquired Companies have made available (either in the electronic data room or on-site at the Company’s headquarters) all material environmental, health or safety assessments, audits, investigations and sampling or similar reports in their possession or control, including any such documents relating to the Release of Hazardous Substances.  Except as set forth in Section 4.7 of the Company Disclosure Letter:

(a)                                 each of Acquired Companies is, and has been for the past three (3) years, in compliance in all material respects with all Environmental Laws;

(b)                                 each of the Acquired Companies possesses and is, and has been for the past three (3) years, in compliance in all material respects with all Environmental Permits required for the conduct of their respective operations and all such Environmental Permits are valid and in good standing;

(c)                                  there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Acquired Companies or their respective properties or operations;

(d)                                 except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance at any of the Real Property, or, to the knowledge of the Company, any other real property formerly owned, leased or operated by any of the Acquired

Companies, that would reasonably be expected to result in an Environmental Claim or Environmental Liability of the Acquired Companies;

(e)                                  except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Acquired Companies has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or, (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability for any of the Acquired Companies; and

(f)                                   none of the Acquired Companies has retained or assumed, either contractually or by operation of Law, any material Environmental Liability.

Section 4.8                                    Employee Benefit Plans.

(a)                                 Section 4.8(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan.  “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other plan, policy, practice, program, arrangement or agreement providing employee benefits of any kind, including bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefits, in each case, established, maintained, sponsored, contributed to or required to be contributed to for the benefit of any current or former employee, director, natural person, independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Companies or any ERISA Affiliates or with respect to which an Acquired Company or any ERISA Affiliate has or may have any present or future obligation or liability (whether actual or contingent).

(b)                                 With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of, in each case, to the extent applicable, (i) all documents setting forth the terms of such Company Benefit Plan, including all amendments (or, if the Company Benefit Plan is not in writing, a description thereof), (ii) the two most recent annual report on Form 5500 with schedules and financial statements attached thereto, (iii) the most recent IRS determination letter or opinion letter, (iv) the most recent summary plan description and any summaries of material modifications and (v) copies of material notices, letters or other correspondence concerning such Company Benefit Plan from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity.

(c)                                  (i) Each material Company Benefit Plan has been operated, maintained and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) each Company Benefit Plan intended to be “qualified”

within the meaning of Section 401(a) of the Code has received a favorable and current determination or opinion letter as to its qualification from the IRS and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such plan, (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Acquired Companies beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, (iv) none of the Acquired Companies nor any of their respective ERISA Affiliates has or has had in the past six (6) years an obligation to contribute to a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to Code Section 412 or Section 302 or Title IV of ERISA, (v) there are no pending, or to the knowledge of the Company, threatened in writing claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in a material liability to the Acquired Companies, (vi) all contributions required to be made with respect to any Company Benefit Plan have been timely made or accrued in accordance with GAAP and (vii) there has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code, not otherwise exempt under Section 408 of ERISA) or any other breach of fiduciary responsibility with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company.

(d)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of the Acquired Companies under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable or to be provided under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any material compensation or benefits, (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code or (v) limit the ability of an Acquired Company to terminate or amend a material Company Benefit Plan in any jurisdiction.

(e)                                  Each material Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.  No Acquired Company is a party to nor does it have any obligation under any material Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

(f)                                   In addition to the foregoing, with respect to each Company Benefit Plan that is not subject to U.S. law identified in Section 4.8(f) of the Company Disclosure Letter (each, a “Company Foreign Benefit Plan”), (i) each Company Foreign Benefit Plan has been established, maintained and administered in material compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters and (iii) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  No Company Foreign Benefit Plan is a defined benefit pension plan or provides post-employment health or life insurance benefits.

Section 4.9                                    Absence of Certain Changes or Events.

(a)                                 From the Company Balance Sheet Date through the date of this Agreement, (i) there has not occurred any event, development, occurrence, change or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Acquired Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(b)                                 From the Company Balance Sheet Date through the date of this Agreement, no Acquired Company has taken any action that would constitute a breach of clause (ii) of the first paragraph of Section 6.1 had such action been taken after the execution of this Agreement.

Section 4.10                             Investigation; Litigation.  Except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, (i) there is no material investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Acquired Companies or any of their respective material properties, rights or assets, (ii) there are no material claims, demands, actions, suits, arbitrations or proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Company or any of their respective material properties, rights or assets, and there are no material orders, judgments, injunctions, rulings or decrees imposed upon any Acquired Company or any of their respective material properties, rights or assets by or before any Governmental Entity, and (iii) there are no claims, demands, actions, suits, arbitrations or proceedings pending (or, to the knowledge of the Company, threatened) in which any Person seeks to prohibit or prevent the consummation of the Merger and the transactions contemplated by this Agreement.  This Section 4.10 will not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.12 will apply.

Section 4.11                             Regulatory Matters.

(a)                                 For the past three (3) years, no Acquired Company has received any written notification or communication from any Governmental Entity of noncompliance by, or liability of, the Acquired Companies under any Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect.  None of the Acquired Companies has been disqualified from participation in procurements by any Governmental Entity, nor been suspended, debarred or excluded, or notified in writing of any intent to seek to suspend, debar or exclude, any Acquired Company from participation in any such procurement, and none of the Acquired Companies is aware of any material restriction or impediment to their ability to participate in a procurement by a Governmental Entity.

(b)                                 The Acquired Companies are not party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity.

(c)                                  Notwithstanding anything contained in this Section 4.11, no representation or warranty shall be deemed to be made in this Section 4.11 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.12                             Tax Matters.

(a)                                 Except as set forth in Section 4.12 of the Company Disclosure Letter:

(i)                                     all material Tax Returns that are required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;

(ii)                                  the Acquired Companies have paid all material Taxes due and owing by any of them (whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Acquired Companies;

(iii)                               there is no pending or threatened in writing audit, examination, investigation or other proceeding with respect to any material Taxes of the Acquired Companies, other than those for which adequate reserves have been established in accordance with GAAP on the financial statements of the Acquired Companies;

(iv)                              none of the Acquired Companies has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and

(v)                                 there are no Liens for Taxes upon any property or assets that are material to the Acquired Companies, taken as a whole, except for Permitted Liens.

(b)                                 No claim has been made in writing within the past three (3) years by a Governmental Entity in a jurisdiction where any Acquired Company does not file Tax Returns that an Acquired Company may be subject to taxation by that jurisdiction.

(c)                                  None of the Acquired Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Acquired Companies or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has (A) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) any liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor.

(d)                                 None of the Acquired Companies has participated, within the meaning of Treasury Regulations section 1.6011-4(c), in any “listed transaction” within the meaning of sections 6011, 6662A and 6707A of the Code (or any similar provision of state, local or non-U.S. Law).

(e)                                  To the knowledge of the Company, no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) in each case in existence on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) election under section 108(i) of the Code made on or prior to the Closing Date.

(f)                                   Within the past three (3) years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(g)                                  None of the Acquired Companies is, or has been within the period described in section 897(c)(l)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of section 897(c) of the Code.

(h)                                 None of the Acquired Companies has (i) entered into or has currently pending any closing agreements or other Contracts relating to Taxes with a Governmental Entity, or (ii) granted any Person a power of attorney with respect to Tax matters.

Section 4.13                             Labor and Employment Matters.

(a)                                 As of the date hereof and within the last three (3) years, (i) no Acquired Company is or has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “Collective Bargaining Agreement”), (ii) no employee of the Acquired Companies is or has been represented by a union, works council or other collective bargaining representative (a “Labor Representative”) with respect to his or her employment at the Acquired Companies, (iii) no Acquired Company is or has been subject to a strike, lockout, slowdown, work stoppage or other material labor dispute or arbitration proceeding and (iv) to the knowledge of the Company, no petition has been filed with the National Labor Relations Board or other Governmental Entity requesting certification of a Labor Representative or approval to conduct an election for a Labor Representative.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit or works council presently being made or threatened involving employees of the Acquired Companies.

(b)                                 The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Acquired Companies.

(c)                                  Each Acquired Company is in compliance, and within the last three (3) years has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal employment opportunity, plant closure and mass layoff, including the Worker Adjustment and Retraining Notification Act of 1988 and similar state, local and foreign laws, immigration, background checks, government contracting, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance.  Each Acquired Company has properly classified in all material respects in accordance with all applicable Laws all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements.  There are no pending or, to the Company’s knowledge, threatened in writing claims, charges, lawsuits, audits or investigations relating to any employment or labor matter that is material to the Acquired Companies, taken as a whole, and no Acquired Company has been subject to any such material claims, charges, lawsuits, audits or investigations during the last three (3) years.

(d)                                 To the knowledge of the Company, no employee of any Acquired Company is in violation in any material respect of any term of any employment, restrictive covenant or nondisclosure agreement or common law nondisclosure obligation or fiduciary duty to the Acquired Company or to a former employer of any such employee relating to the right of any such employee to be employed by the Acquired Company or the knowledge or use of any Trade Secrets.

Section 4.14                             Intellectual Property.

(a)                                 Section 4.14 of the Company Disclosure Letter sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by any of the Acquired Companies (“Registered Company IP”), together with all material unregistered trademarks owned by any of the Acquired Companies.

(b)                                 An Acquired Company is the sole and exclusive owner of all right, title, and interest in and to the Registered Company IP and all other Intellectual Property owned or purported to be owned by the Acquired Companies (“Company Owned IP”), free and clear of all Liens (other than Permitted Liens or other non-exclusive licenses granted by an Acquired Company in the ordinary course of business consistent with past practice).

(c)                                  The Acquired Companies own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and such rights comprise all Intellectual Property necessary and sufficient to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted.  The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement, misappropriation or other violation of Intellectual Property.  The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in the loss or material impairment of any Acquired Company’s right to own or use any material Company Owned IP or any other material Intellectual Property.  The Registered Company IP is subsisting and, to the knowledge of the Company and excluding any pending applications included in the Registered Company IP, is valid and enforceable.

(d)                                 There are no pending or, to the knowledge of the Company, threatened claims against any of the Acquired Companies by any Person alleging infringement, misappropriation or other violation by the Acquired Companies relating to the operation of their respective businesses (including their use of any Intellectual Property in their respective businesses) as currently conducted, and no Acquired Company has received written notice of any such claim, nor has any Acquired Company received a written invitation or request that such Person consider obtaining a license under any patent rights of a third party, and no such claim has been asserted or request has been made by any Person in the past three (3) years.

(e)                                  The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to the Acquired Companies’ businesses.  To the knowledge of the Company, none of the products or services distributed, sold or offered by the businesses of the Acquired Companies, any technology or materials used by the Acquired Companies in connection therewith nor the conduct of the businesses of the Acquired Companies has, in the three (3)-year period prior to the date of this Agreement, infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or any other similar proprietary right of any Person.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current and former employees and contractors who have developed any material Intellectual Property for any Acquired Company during the course of employment or engagement with the Acquired Company have executed valid written agreements assigning all right, title and interest in such Intellectual Property to an Acquired Company.

(f)                                   As of the date hereof, no Acquired Company has made any claim of infringement, misappropriation or other violation by any Person of its rights to or in connection with any material Intellectual Property.  To the knowledge of the Company, no third party has infringed, misappropriated, improperly disclosed or otherwise violated any Company Owned IP.

(g)                                  There are no pending or, to the knowledge of the Company,

threatened claims against an Acquired Company by any Person challenging the ownership, enforceability, registrability or validity of any Company Owned IP.  To the knowledge of the Company, there have been no material claims or disputes challenging the Acquired Companies’ ownership of any Company Owned IP, including any such disputes involving any past or current employees or contractors.

(h)                                 To the knowledge of the Company, the information technology systems used by the Acquired Companies in the ordinary course of their respective businesses have not suffered any material security breach or material failure within the past three (3) years.

(i)                                     Each Acquired Company is in material compliance with all applicable Laws and all binding policies relating to privacy, data protection and the collection, use, storage, processing, transfer and disclosure of personal information regulated or protected by any Governmental Entity.  There are no pending or, to the knowledge of the Company, threatened claims against any of the Acquired Companies by any Person or Governmental Entity alleging a material violation of any such Laws or policies.

Section 4.15                             Real Property.

(a)                                 Section 4.15(a) of the Company Disclosure Letter sets forth a complete and correct list of each parcel of real property owned by the Acquired Companies as of the date hereof (such property, collectively, the “Company Owned Real Property”), along with the location of each parcel of the Company Owned Real Property.  Each Acquired Company has good, valid and marketable title to the Company Owned Real Property owned by such Acquired Company, free and clear of all Liens, other than Permitted Liens.  As of the date hereof, no Acquired Company has received notice of any pending, and to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Owned Real Property.  Except as set forth in Section 4.15(a) of the Company Disclosure Letter and for the rights of Parent under this Agreement, with respect to each Company Owned Real Property, there are no outstanding options or rights of first refusals or offer to purchase such Company Owned Real Property or any material portion or interest therein, and no Acquired Company has leased or otherwise granted to any Person (other than an Acquired Company) the right to possess or occupy such Company Owned Real Property or any material portion thereof.

(b)                                 Section 4.15(b) of the Company Disclosure Letter sets forth a complete and correct list of each lease of the Acquired Companies which is material to the operations of the Acquired Companies being conducted as of the date hereof, and all written material amendments relating thereto (collectively, the “Material Leases” and each such parcel of real property or premises, as applicable, leased pursuant thereto, but excluding any portion of such real property or premises under the control of the landlord or any third-party thereunder, collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, collectively, the “Real Property”).  The Company has delivered to the Parent true, complete and correct copies of each Material Lease and, except as set forth in Section 4.15(b) of the Company Disclosure Letter, there have been no material amendments, modifications or extensions of any such Material Lease.  To the knowledge of the Company, the Company and each other Acquired Company has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Material Lease applicable thereto to which the

Company or such Acquired Company is a party, the Company Leased Real Property, free and clear of all Liens, except for Permitted Liens.  Each Material Lease is in full force and effect against the Acquired Company party thereto and, to the Company’s knowledge, each other party thereto, materially in accordance with its terms.  To the Company’s knowledge, no Acquired Company has given or received any notice of default of any material nature under any Material Lease, and no default of any material nature by any Acquired Company or, to the knowledge of the Company, the landlord or other party or parties thereto, is continuing under any Material Lease beyond any applicable notice or cure period.  To the knowledge of the Company, there are no material disputes in writing with respect to any of the Material Leases.  Except as set forth in Section 4.15(b) of the Company Disclosure Letter, no Acquired Company is a party to any subleases, assignments, licenses, or other contracts granting to any other Person (other than an Acquired Company) the right to use or occupy any Company Leased Real Property in a manner which impairs the operations of the Acquired Companies, taken as a whole, in any material respect.

(c)                                  To the knowledge of the Company, no Acquired Company has received written notice from any Governmental Entity, which remains outstanding, that the current use and occupancy of any of the Real Property, and the conduct of the business thereon, as currently conducted, is in material violation of any Laws.

Section 4.16                             Required Vote.  The Company Stockholder Approval is the only vote of Holders which is required to consummate the Merger.

Section 4.17                             Material Contracts.

(a)                                 Except for this Agreement, Section 4.17 of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.17(a) (other than a Company Benefit Plan) under which an Acquired Company has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.17(a) being referred to herein as the “Company Material Contracts”):

(i)                                     any partnership, joint venture, strategic alliance or collaboration Contract which is material to the Acquired Companies, taken as a whole;

(ii)                                  any Contract that (A) purports to materially limit or prohibits either the type of business in which the Acquired Companies may engage or the geographic area in which any of them may so engage in any business, or (B) would require the disposition of any material assets or line of business of the Acquired Companies or any of their respective Affiliates as a result of the consummation of the Merger;

(iii)                               each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000 in the twelve (12) month period following the date hereof;

(iv)                              each Contract that relates to (i) the sale of any assets of an Acquired Company, other than in the ordinary course of business consistent with past practice, for consideration in excess of $1,000,000 or (ii) the acquisition of any business, material amount of stock or assets of another Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving payments in excess of $1,000,000;

(v)                                 the Company Credit Agreement and each other Contract relating to outstanding Indebtedness of an Acquired Company for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,500,000 or which otherwise places a Lien on a material portion of the assets of the business of the Acquired Companies, taken as a whole, other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary or a guarantee by the Company or any Company Subsidiary of a wholly owned Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice, in each case to the extent not drawn upon) and (C) any Contracts relating to Indebtedness explicitly included in the Company Financial Statements;

(vi)                              each Contract pursuant to which the Company or its Subsidiaries has an obligation to indemnify any officer, director or employee of the Company or any Company Subsidiary;

(vii)                           any Contract (excluding licenses for commercially available computer software that are generally available on standard terms for fees of no more than $1,000,000 annually or in the aggregate) under which an Acquired Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to the Acquired Companies or the business of the Acquired Companies, in each case taken as a whole;

(viii)                        any Contract under which an Acquired Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights (including any development thereof), which Contract is material to such Acquired Company or the business of such Acquired Company;

(ix)                              any Contract relating to the development, ownership, use, registration or enforcement of any material Company Owned IP, which Contract is material to the Acquired Companies or the business of the Acquired Companies, taken as a whole;

(x)                                 the Stockholders’ Agreement, Warrant Agreement and any other stockholders, investors rights, registration rights or similar agreement or arrangement of an Acquired Company;

(xi)                              any Contract that relates to any swap, forward, futures or other similar derivative transaction with a notional value in excess of $1,000,000;

(xii)                           any Collective Bargaining Agreement;

(xiii)                        any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business consistent with past practice;

(xiv)                       each Affiliate Agreement; and

(xv)                          any Contract, or group of Contracts, with a Person (or group of affiliated Persons) the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above, inclusive.

(b)                                 The Company has made available to Parent or a representative of Parent a copy of each Company Material Contract.  No Acquired Company is in material breach of or material default under the terms of any Company Material Contract.  To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract, and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach or a material default under any Company Material Contract (in each case with or without notice or lapse of time or both).  To the knowledge of the Company, each Company Material Contract is in full force and effect, is a valid and binding obligation of the Acquired Company which is party thereto and, to the knowledge of the Company, of each other party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  To the knowledge of the Company, as of the date hereof, no party to any Company Material Contract has delivered written notice to any Acquired Company of its intent to terminate or modify any Company Material Contract in a manner materially adverse to any Acquired Company.

Section 4.18                             Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable, (b) no Acquired Company is in breach or default thereunder, and (c) all premiums due thereunder have been paid.  Such insurance policies are commercially sufficient in all material respects in the aggregate for the operation of the Company’s business and the other Acquired Companies’ businesses for the industries in which they operate.  Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any insurance policies (other than in connection with normal renewals of any such insurance policies) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19                             Finders and Brokers.  No Acquired Company has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, other than as set forth in Section 4.19 of the Company Disclosure Letter, who might be entitled to any fee or any commission from any Acquired Company in connection with or upon consummation of the Merger.

Section 4.20                             FCPA and Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws.  Except as set forth in Section 4.20 of the Company Disclosure Letter and except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 no Acquired Company or, to the Company’s knowledge, any director or manager of an Acquired Company has in the last three (3) years, in connection with the business of the Acquired Companies, itself or, to the Company’s knowledge, any of its employees, agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of the Company or another Acquired Company, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b)                                 no Acquired Company or, to the Company’s knowledge, any director or manager of an Acquired Company is, or in the past five (5) years has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or another Acquired Company, in any way relating to applicable Bribery Legislation, including the FCPA;

(c)                                  no Acquired Company or to the Company’s knowledge any director, manager or employee of an Acquired Company, or, to the Company’s knowledge, any of its agents acting on behalf of the Company or other Acquired Company is a Sanctioned Person;

(d)                                 no Acquired Company or, to the Company’s knowledge, any of its agents acting on behalf of the Company or other Acquired Company within the past three (3) years has or is currently, engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of applicable Sanctions; and

(e)                                  to the knowledge of the Company, no officer, director or employee of an Acquired Company is a Government Official.

Section 4.21                             Takeover Statutes; No Rights Agreement.  The Board of Directors of the Company has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Merger.

Section 4.22                             No Deferred Payment Obligations.   There are no deferred payment obligations of any Acquired Company in connection with any acquisition by such Acquired Company of any business, material amount of stock or assets of another Person or any real property (whether by merger, sale of stock, sale of assets or otherwise).

Section 4.23                             Affiliate Transactions.  Except (a) as set forth in Section 4.23 of the Company Disclosure Letter, (b) for employment, compensation and benefit arrangements and Contracts and (c) arrangements and Contracts solely between or among Acquired Companies, no officer, director, equity holder, partner or member of any Acquired Company, or any of their Affiliates, is a party to any Contract or business arrangement with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 4.24                             Assets. Each of the Acquired Companies has good and valid title to, a valid leasehold interest in or an enforceable right to use, all of the material assets, equipment and other tangible personal property that are material to the business of the Acquired Companies, taken as a whole, and that are used in the conduct of such business as presently conducted, free and clear of all Liens, other than Permitted Liens.  All of such assets, equipment and other tangible personal property, taken as a whole, are, in all material respects, in good working condition, reasonable wear and tear excepted, and are not dangerous or in need of renewal or replacement, except for any renewal or replacement in the ordinary course of business.  To the knowledge of the Company, there are no physical conditions affecting the material assets and property of the Acquired Companies, taken as a whole, which would interfere in any material respect with the use of such assets and property in the business of the Acquired Companies as currently conducted, taken as a whole.  Notwithstanding the foregoing, no representation or warranty in this Section 4.24 is made with respect to or intellectual property matters or real property matters, which are addressed exclusively in Section 4.14 and Section 4.15, respectively.

Section 4.25                             No Other Representations.  Except for the representations and warranties contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company or any other Acquired Company nor any Representative of the Company or any other Acquired Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or the other Acquired Companies or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, synergies, forecasts or other material made available to Parent and Merger Sub or to their respective Representatives in certain “data rooms” (whether virtual or on-site) or management presentations in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed and none shall be implied at law or in equity.  None of the Acquired Companies or any Affiliate or Representative thereof, whether in an individual, corporate or any other capacity, will have or be subject to any liability (indemnification or otherwise) to Parent, Merger Sub or any of their Affiliates or Representatives resulting from (nor shall Parent, Merger Sub or any of their Affiliates or Representatives have any claim with respect to) the distribution to Parent, Merger Sub or their Affiliates or Representatives, or Parent’s, Merger Sub’s or their Affiliates’ or Representatives’ use of, or reliance on, any information, documents, projections, synergies, forecasts or other material made available to Parent, Merger Sub or any of their Affiliates or Representatives, whether through any “data rooms” or presentations (including, for the avoidance of doubt, any “management presentations”) or otherwise, in expectation of, or in connection with, the transactions contemplated by this Agreement or otherwise, regardless of the legal theory under which such liability may be sought to be imposed, whether in contract or tort, at law or in equity, or otherwise, except in each case with respect to the representations and warranties of the Company expressly set forth in this Article IV and for fraud, willful misconduct or intentional misrepresentation in the making of the representations and warranties set forth in this Article IV.  Without in any way limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates (including with respect to synergies), and certain business plan information, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates (in each case including with respect to synergies) and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, synergies, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto by the Acquired Companies or any of their respective Affiliates or Representatives, that Parent, Merger Sub nor any of their respective Affiliates or Representatives is relying thereon and that Parent, Merger Sub and their respective Affiliates and Representatives shall have no claim against anyone with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Qualification, Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2                                    Capitalization.  Except as set forth in Section 5.2 of the Parent Disclosure Letter:

(a)                                 The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock, 100,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”).  As of the date of this Agreement, (i) 84,644,774 shares of Parent Common Stock were issued and outstanding, (ii) 8,024,419 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 418,158 shares of Parent Common Stock were issuable upon the settlement of outstanding Parent RSU Awards, (v) 31,365 shares of Parent Common Stock were issuable upon the vesting of outstanding Parent RSU Awards, (vi) 589,257 shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Options, (vii) 34,750,000 shares of Parent Common Stock were issuable upon the exercise of outstanding WS Warrants and (viii) 8,024,419 shares of Parent Common Stock issuable upon the exchange of the shares of Parent’s direct subsidiary, Williams Scotsman Holdings Corp., owned by Sapphire Holding S.a.r.l.  All of the outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and non-assessable, and are free of pre-emptive rights.

(b)                                 Except as set forth in Section 5.2(a), as of the date of this Agreement, (i) Parent does not have any shares issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or its Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly-owned Subsidiary of Parent), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary that is not wholly-owned.

(c)                                  Except as set forth in Section 5.2(a), as of the date of this Agreement, none of Parent nor its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)                                 There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any such Subsidiary.

(e)                                  The number of shares of authorized Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement.

Section 5.3                                    Authority Relative to This Agreement; No Violation.

(a)                                 Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Parent Approvals (which shall respectively occur immediately prior to the execution and delivery of this Agreement), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by Parent and no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby.  On or prior to the date hereof, the Board of Directors of Parent has unanimously (i) resolved that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and the stockholders of Parent and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 Other than in connection with or in compliance with (i) the provisions of the DGCL and (ii) the Competition Act Clearance, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Except as set forth in Section 5.3(c) of the Parent Disclosure Letter and as described in Section 5.3(b), the execution and delivery by Parent and Merger Sub of this Agreement do not, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the Merger Sub Governing

Documents or (iii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4                                    Reports and Financial Statements.

(a)                                 Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) and has timely paid all fees due in connection therewith.  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as of the time of filing with the SEC, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is, or at any time has been, required to file any forms, reports or other documents with the SEC.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.  To the knowledge of Parent, none of the Parent SEC Documents are the subject of ongoing SEC review.

(b)                                 The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”) are true and correct in all material respects and reflect the financial position, results of operations and cash flows of Parent and its Subsidiaries as of and for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of footnotes and, in the case of interim financial statements, to the extent they are subject to normally recurring year-end adjustments which are not material either individually or in the aggregate).  The Parent Financial Statements were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of Parent and its Subsidiaries, which books and records have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved with respect to all financial transactions of Parent and its Subsidiaries.

(c)                                  The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material

Lease, permit, concession, franchise or right binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the Merger Sub Governing Documents or (iii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5                                    No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in Parent’s unaudited consolidated balance sheet (or the notes thereto) as of March 31, 2018 (the “Parent Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business consistent with past practice, and (e) that, individually or in the aggregate, are not material to the business of the Parent or its Subsidiaries, taken as a whole, as of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise.  For purposes of this Section 5.5, the term “liabilities” shall not include obligations of Parent or any of its Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or its Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 5.6                                    Compliance with Laws; Permits.

(a)                                 Parent and its Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Parent or its Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 To the knowledge of Parent, the Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7                                    Absence of Certain Changes or Events.

(a)                                 From the Parent Balance Sheet Date through the date of this Agreement, there has not occurred any event, development, occurrence, change or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 From the Parent Balance Sheet Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action that would constitute a breach of clause (ii) of the first paragraph of Section 6.2 had such action been taken after the execution of this Agreement.

Section 5.8                                    Finders and Brokers.  Neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 5.9                                    Required Vote.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.  The Parent Approvals (which have been obtained) constitute the only consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.10                             Capitalization and Operations of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by an indirect majority-owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date of this Agreement, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.11                             Availability of Funds; Financing.  As of the Closing Date, Parent shall have available to it sufficient funds to enable it to pay the Closing Cash Merger Consideration (as adjusted pursuant to Section 3.8) and all other amounts to be paid or repaid by Parent under this Agreement (whether payable on or after the Closing) and all of Parent’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement in accordance with the terms hereof.  Concurrently with the execution of this Agreement, Parent has delivered to the Company true and complete copies of the fully executed (a) debt commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. (collectively, the “Lenders”), dated as of the date hereof, (including all exhibits, schedules, annexes and amendments thereto) and together with any Fee Letter associated therewith (provided, that provisions in the Fee Letter related to fees, “flex” terms and other economic or commercially sensitive terms have been redacted (none of which redacted provisions would reasonably be expected to adversely affect the conditionality, availability or aggregate amount of the debt financing contemplated thereby)) (collectively, the “Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Parent or one of its Subsidiaries for the purpose of funding the transactions contemplated by this Agreement (the debt financing contemplated thereby, hereafter and as amended or replaced from time to time in compliance with Section 6.6, the “Financing”).  As of the date hereof, the Commitment Letter, in the form so delivered, is in full force and effect in accordance with the terms thereof and is the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, to the knowledge of Parent, no such commitment has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.  As of the date of this Agreement, neither Parent nor, to the knowledge of Parent,  any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letter, and, as of the date of this Agreement, to the knowledge of Parent no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under the Commitment Letter, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Commitment Letter, (iii) make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available.  As of the date of this Agreement, assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 and the compliance in all material respects by the Company with Section 6.6, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Commitment Letter) that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Commitment Letter or that the full amounts committed pursuant to the Commitment Letter will not be available as of the Closing if the terms or conditions to be satisfied by it contained in the Commitment Letter are satisfied.  There are no conditions precedent or other conditions related to the Financing other than the terms thereof set forth in the Commitment Letter.  As of the date of this Agreement, Parent has fully paid, or has caused to be fully paid, any and all commitment fees or other fees or deposits required by the Commitment Letter to be paid on or before the date of this Agreement.  The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, together with cash on hand, are sufficient in amount to provide Parent with the funds necessary for it to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including for Parent to pay the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing.

Section 5.12                             Ownership of Company Common Stock.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.13                             Solvency.  Neither Parent nor Merger Sub is entering into this Agreement or the other agreements contemplated hereby to which it is, or is specified to be, a party, with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, Parent, the Surviving Corporation and each of the Surviving Corporation’s Subsidiaries will, after giving effect to all of the transactions contemplated by this Agreement (including the Financing and the payment of the aggregate amounts payable pursuant to Article II and Article III and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing), be Solvent immediately following the Closing.

Section 5.15                             No Other Representations.  Except for the representations and warranties contained in this Article V, the Company acknowledges that neither Parent, Merger Sub nor any Representative thereof makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated hereby, including any information, documents, projections, synergies, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed and none shall be implied at law or in equity.  Neither Parent, Merger Sub nor any Affiliate or Representative thereof, whether in an individual, corporate or any other capacity, will have or be subject to any liability (indemnification or otherwise) to any Acquired Company or any of their Affiliates or Representatives resulting from (nor shall any Acquired Company or any of their Affiliates or Representatives have any claim with respect to) the distribution to any Acquired Company or their Affiliates or Representatives, or the Acquired Companies’ or their Affiliates’ or Representatives’ use of, or reliance on, any information, documents, projections, synergies, forecasts or other material made available to the Acquired Companies or any of their Affiliates or Representatives in expectation of, or in connection with, the transactions contemplated by this Agreement or otherwise, regardless of the legal theory under which such liability may be sought to be imposed, whether in contract or tort, at law or in equity, or otherwise, except in each case with respect to the representations and warranties of Parent and Merger Sub expressly set forth in this Article V and for fraud, willful misconduct or intentional misrepresentation in the making of the representations and warranties set forth in this Article V.  Without in any way limiting the generality of the foregoing, the Company acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates (including with respect to synergies), and certain business plan information, that the Company is familiar with such uncertainties, that the Company is making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates (in each case including with respect to synergies) and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, synergies, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto by Parent, Merger Sub or any of their respective Affiliates or Representatives, that no Acquired Company nor any of their respective Affiliates or Representatives is relying thereon and that no Acquired Company nor any of their respective Affiliates or Representatives shall have any claim against anyone with respect thereto.

ARTICLE VI

COVENANTS

Section 6.1                                    Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as required by this Agreement or any document, agreement, certificate or instrument contemplated hereby, (3) as required by Law or (4) upon written request by the Company, as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided that, no action that is specifically permitted by any of clauses (a) through (t) of this Section 6.1 shall be deemed a breach of this clause (i), and (ii) the Company shall not, and shall not permit any Company Subsidiary to:

(a)                                 split, combine, reduce or reclassify any of its capital stock, except for any such transaction by a Company Subsidiary that is a wholly owned Company Subsidiary and which remains a wholly owned Company Subsidiary after consummation of such transaction;

(b)                                 declare, accrue, set aside or pay any dividend or make any other distribution other than the distributions to the Holders contemplated by this Agreement;

(c)                                  except (x) as required by applicable Law or any Company Benefit Plan as in effect on the date hereof or (y) in the ordinary course of business consistent with past practice, (i) grant to any directors, officers or Executive-Level Employees any increase in compensation or benefits, (ii) grant or increase to any of its directors, officers or Executive-Level Employees any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation to any of its directors, officers or Executive-Level Employees (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (iv) enter into any employment, severance, retention or change in control agreement with any of its directors, officers or Executive-Level Employees (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), (v) hire any Executive-Level Employee, (vi) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), (vii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers or Executive-Level Employees or (viii) grant, amend or modify the terms of any equity or equity-based awards to any director, officer or Executive-Level Employee;

(d)                                 terminate the employment of any Executive-Level Employee, other than due to such individual’s death, disability or for cause or non-performance of material duties (each, as determined by the Company or the applicable Company Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice);

(e)                                  make any material change in financial accounting policies or practices, except in each case as required by GAAP or applicable Law;

(f)                                   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) capital expenditures otherwise permitted by Section 6.1(o), (ii) transactions between the Company and its wholly owned Subsidiaries or between the Company’s wholly owned Subsidiaries or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g)                                  amend the Company Governing Documents, and shall not permit any Company Subsidiary to adopt any amendments to its governing documents;

(h)                                 issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, in each case other than the issuance of Company Common Stock upon (i) the settlement of Company RSU Awards pursuant to the Company Equity Plan or (ii) the exercise of Company Warrants, in each case outstanding on the date of this Agreement;

(i)                                     directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital;

(j)                                    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or capital leases or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Company Subsidiaries, (ii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (j),

(iii) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments, (iv) interest accrued on Indebtedness not prohibited hereunder and (v) Indebtedness or capital leases not to exceed $2,000,000 in individual principal amount, or $5,000,000 in aggregate principal amount, outstanding at any time incurred by the Company or any of the Acquired Companies other than in accordance with clauses (i) through (iv); provided that, nothing contained herein shall prohibit the Company and the Acquired Companies from (x) making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice or (y) consummating the Financing;

(k)                                 except for sales and leases of modular space units in the ordinary course of business consistent with past practice, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets (including shares in the capital of the Company Subsidiaries, but excluding Intellectual Property), except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 6.1(k) of the Company Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 6.1(j), (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $3,000,000 individually or $15,000,000 in the aggregate for all such transactions (provided that, for the avoidance of doubt, any items set forth in Section 6.1(k) of the Company Disclosure Letter shall not be counted for purposes of this clause (iii)) and (iv) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(l)                                     transfer, assign, license, otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Company Owned IP, except for non-exclusive licenses granted to third parties in the ordinary course of business;

(m)                             compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries or any of their respective officers and directors in their capacities as such, that (i) results in any payments by the Company in an amount (in excess of insurance proceeds) that exceeds, individually or in the aggregate, $3,000,000, (ii) imposes any injunctive relief on the Company and the Company Subsidiaries or (iii) provides for the license, covenant not to assert, or granting of any rights of or under any material Intellectual Property;

(n)                                 make or revoke any material Tax election, change any Tax accounting period for purposes of a Tax or method of Tax accounting in any material respect, file any amended material Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund;

(o)                                 except in the ordinary course of business or in accordance with the Company’s anticipated capital expenditures for its 2018 fiscal year described in Section 6.1(o) of the Company Disclosure Letter, make any new capital expenditure or expenditures;

(p)                                 except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1 (but subject to the other restrictions set forth in this Section 6.1), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract or (ii) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(q)                                 adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(r)                                    except in the ordinary course of business consistent with past practice, amend, modify, terminate or subject to a Lien (other than Permitted Liens) any Material Lease;

(s)                                   enter into, or materially modify or materially amend, any Contract with any Affiliate of the Company or any of its Subsidiaries; or

(t)                                    agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2                                    Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as required by this Agreement or any document, agreement, certificate or instrument contemplated hereby, (2) as required by Law or (3) upon written request by Parent, as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (i) shall and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, that no action that is specifically permitted by any of clauses (a) through (h) of this Section 6.2 shall be deemed a breach of this clause (i), and (ii) Parent shall not, and shall not permit any of its Subsidiaries to:

(a)                                 split, combine, reduce or reclassify any of its capital stock;

(b)                                 amend the Parent Governing Documents in a manner that would have a disproportionate adverse effect on the Holders as compared to other stockholders of Parent, and shall not permit any of its Subsidiaries to adopt any material amendments to its governing documents;

(c)                                  make, declare or pay any dividend or other distribution on any shares of its or its Subsidiaries’ capital stock, or any other securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries’ capital stock (except dividends paid by any of the Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries);

(d)                                 adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(e)                                  enter into any transaction or series of related transactions with any of its Affiliates (other than (i) any of its Subsidiaries or (ii) the directors, officers or employees of Parent or its Subsidiaries) unless the terms are substantially as favorable as Parent or its Subsidiary would obtain in a comparable arm’s length transaction with a person that is not an Affiliate; or

(f)                                   agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3                                    Required Approval.

(a)                                 Concurrently with the execution of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) deliver to the Company a copy of the executed written consents respectively constituting the Parent Approvals.

(b)                                 The Company shall take all action necessary in accordance with applicable Law and its organizational documents to seek and obtain the Company Stockholder Consent and Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement.  Promptly following the receipt of the Company Stockholder Consent and Support Agreement, the Company shall provide a copy thereof to Parent.  To the extent required by and in accordance with the DGCL and the Company Governing Documents, the Company shall deliver to any holder of Company Common Stock that has not executed the Company Stockholder Consent and Support Agreement a notice of the Company Stockholder Approval.

(c)                                  Promptly following delivery of the Company Stockholder Consent and Support Agreement to Parent, the Company shall deliver, or cause the Dragging Holders to deliver, to each Dragged Holder, the Drag Notice setting forth all information required pursuant to Section 8 of the Stockholders’ Agreement to effectuate the Drag-Along Transaction (as defined in Section 8 of the Stockholders’ Agreement), including the waiver of any appraisal rights by the Dragged Holders, on or before the Effective Time, and take all other actions necessary or appropriate to consummate the transactions contemplated hereby.

Section 6.4                                    Access; Confidentiality; Notice of Certain Events; Participation.

(a)                                 The Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable prior notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation of the Company); provided, that nothing herein shall require the Company or any of its Subsidiaries to permit access to or disclose any information to Parent or Merger Sub if such access or disclosure may, in the reasonable judgment of the Company, (i) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries; provided further, that nothing herein shall authorize Parent or its Representatives to conduct any further investigation of the Company, including investigations or sampling at any property owned, operated or leased by the Company or its Subsidiaries.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement.  The Parties agree that the Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

(b)                                 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger, (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or Merger Sub, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.4(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.  The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

(c)                                  In connection with any underwritten public offering of Parent  Common Stock prior to the Effective Time, subject to applicable securities Laws and stock exchange rules, Parent will instruct its underwriters to afford the Holders a reasonable  opportunity to participate in such offering. The foregoing provision shall not limit or otherwise restrict Parent’s right or ability to make decisions (including allocation decisions) which it  believes to be in the best interest of Parent and its security holders.

Section 6.5                                    Commercially Reasonable Efforts.

(a)                                 The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied on a timely basis, and Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied on a timely basis.

(b)                                 Each Party shall (i) prepare and file, in consultation with the other Parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents, and obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and (ii) take all steps to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, if the transactions contemplated by this Agreement are subject to Part IX of the Competition Act, Parent and Company shall, or shall cause their Subsidiaries to, file with the Commissioner of Competition its respective notification filing under Subsection 114(1) of the Competition Act and Parent agrees to file a request for an advance ruling certificate under Section 102 of the Competition Act forthwith after the execution of this Agreement, and in the event that the Commissioner of Competition issues a supplementary information request under Subsection 114(2) of the Competition Act, Parent and Company shall, or shall cause their Subsidiaries to, comply with  such supplementary information request and certify its completeness by no later than ninety (90) days after its issuance.

(c)                                  In the event the Federal Trade Commission or the Antitrust Division of the Department of Justice provides written notice to any Party prior to Closing that a filing pursuant to the HSR Act is required, with respect to the transactions contemplated by this Agreement, each Party agrees to use commercially reasonable efforts to promptly make an appropriate filing and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.  Each Party agrees to use commercially reasonable efforts to respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity enforcing any Antitrust Law for any information or documentary material related to the transactions contemplated by this Agreement.

(d)                                 Each of the Parties shall, in connection with the actions referenced in Section 6.5(b) and Section 6.5(c) to obtain all waiting period expirations or terminations, consents, clearances (including without limitation the Competition Act Clearance), waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; provided, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns (provided that, notwithstanding (A), (B) and (C), each Party shall provide non-redacted materials to the other Party’s external legal counsel on the basis that such external legal counsel shall be permitted and shall retain those materials on an external counsel only basis); and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, any Governmental Entity, or, in connection with any proceeding by a private party, with any other Person (provided, that materials may be redacted (A) to remove references concerning the valuation of the Company or any of its Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns (provided that, notwithstanding (A), (B) and (C), each Party shall provide non-redacted materials to the other Party’s external legal counsel on the basis that such external legal counsel shall be permitted and shall retain those materials on an external counsel only basis), and to the extent permitted by any applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with any Governmental Entity or other Person.  The Parties further agree that its commercially reasonable efforts required by Section 6.5(a) shall include (i) promptly complying with any requests for additional information by any Governmental Entity, (ii) if necessary to obtain clearance or avoid a challenge by any Governmental Entity before the Termination Date, offering, negotiating, committing to, taking and effecting, by consent order or otherwise, the sale, divestiture, license or other disposition of any assets of Parent and any of its direct and indirect Subsidiaries, including the Acquired Companies (as used in this paragraph, the “Combined Business”), (iii) agreeing to enter into any commercially reasonable agreement by the Combined Business to guarantee the supply of products to customers or to establish firewalls to protect customer confidential information and (iv) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that, notwithstanding the foregoing, (i) the Company shall not be obligated to take any action set forth in this Section 6.5(d) unless such action is conditioned upon the consummation of the Merger and (ii) in no event shall any Party or their respective Affiliates or Representatives be obligated to agree to or commit to any actions that, individually or in the aggregate, would reasonably be expected to result in a reduction of Consolidated EBITDA (as defined in WSII’s credit agreement dated as of November 29, 2017) of the Combined Business of greater than 3.5% (as calculated in accordance with WSII’s credit agreement for the last four consecutive fiscal quarters of WSII then last ended for which financial statements have been delivered pursuant to WSII’s credit agreement, on a pro forma basis assuming consummation of the transactions contemplated by this Agreement, including the Financing), or any action that would, or would reasonably be expected to have, a material adverse effect on the Combined Business (a “Regulatory Adverse Effect”).  The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.  Notwithstanding the foregoing, Parent shall, upon reasonable cooperation and consultation with the Company, (x) control in all material respects the strategy for obtaining any waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement, (y) control in all material respects the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with the Transaction and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity relating to the Transaction, including any investigation relating to the applicability of the HSR Act to the Transaction, and of all other regulatory matters incidental thereto and (z) shall be responsible for leading and controlling in all material respects negotiations with a Governmental Entity with respect to the obligations necessary to satisfy its commercially reasonably efforts described in this Section 6.5(d); provided that, Parent shall (i) in good faith take the Company’s views into account in developing and implementing such communications and strategy and (ii) keep the Company informed on a current basis and in reasonable detail of the status of the foregoing and any material information with respect thereto.   For the avoidance of doubt and notwithstanding the foregoing, in the event of a disagreement between Parent and the Company on the legal strategy and drafting of any submission or filing required pursuant to this Section 6.5, Parent shall have the final say on such legal strategy, submission or filing.

Section 6.6                                    Financing.

(a)                                 Except as otherwise contemplated by this Section 6.6 and Section 6.7, Parent acknowledges and agrees that the Company, the Company’s Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.7 hereof and that Parent shall, promptly upon request, reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company, the Company’s Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.7, including with respect to the review and preparation of any financial statements, completion of reviews of financial statements under AS 4105, AU-C Section 930 or similar provisions or production of other materials requested by Parent.  Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Representatives from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith, including compliance by the Company, the Company’s Subsidiaries and their respective Representatives under Section 6.7 hereof, except to the extent (A) arising out of the gross negligence, bad faith or willful misconduct of the Company, the Company’s Subsidiaries or their respective Representatives or (B) arising from any information regarding the Acquired Companies provided by the Company to Parent or any Financing Source expressly for use in connection with the Financing.

(b)                                 Parent shall use, and shall cause its Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and subject only to the conditions (including any “flex” provisions set forth in the Fee Letter) set forth in the Commitment Letter, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its Subsidiaries to use) their respective reasonable best efforts to:

(i)                                     comply with and maintain in effect the Financing and the Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Financing on the terms and subject only to the conditions contained in the Commitment Letter (the “Financing Agreements”) (and comply with and maintain in effect the Financing Agreements) so that the Financing Agreements are in effect no later than the Closing;

(ii)                                  satisfy, or cause their respective Representatives to satisfy on a timely basis all conditions to the Financing contemplated by the Commitment Letter and Financing Agreements (including by paying any commitment fees or other fees or deposits required by the Commitment Letter or the Financing Agreements) (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent contained in the Commitment Letter or the Financing Agreements);

(iii)                               accept (and comply with) all “flex” provisions contemplated by the Commitment Letter, the Fee Letter and the Financing Agreements;

(iv)                              enforce its rights under the Commitment Letter and Financing Agreements in the event of a breach by the Financing Sources under the Commitment Letter or the Financing Agreements; and

(v)                                 cause the Financing Sources to fund the Financing no later than the Closing.

(c)                                  Parent shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Commitment Letter or any Financing Agreement without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing from that contemplated by the Commitment Letter delivered as of the date hereof, unless other financing is increased by a corresponding amount and the terms of such other financing would not otherwise violate the provisions of this Section 6.6(c),  (ii) impose additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to prevent, delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement, (iii) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) on the Closing Date taking into account the Marketing Period or otherwise prevent or delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Financing Agreements.  Parent shall not agree to the withdrawal, termination, repudiation or rescission of any Commitment Letter or Financing Agreement without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Lenders under the Commitment Letter, unless other Financing is incurred by a corresponding amount and the terms of such other Financing would not otherwise violate the provisions of this Section 6.6(c).  Upon any amendment, supplement, modification or replacement of, or waiver of, the Commitment Letter or Financing Agreement in accordance with this Section 6.6 (other than (1) amendments or modifications solely for the purpose of joining additional arrangers or financing sources following the date hereof to the extent effected pursuant to the terms of the Commitment Letter or (2) any amendments or modifications to the terms that have been redacted under the Fee Letter in a manner that would not reasonably be expected to adversely affect the conditionality, availability or aggregate amount of the debt financing contemplated by the related Commitment Letter), Parent shall deliver a copy thereof to the Company and references herein to “Commitment Letter” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.6 and references to “Financing” shall include and mean the financing contemplated by the Commitment Letter or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 6.6, as applicable.

(d)                                 In the event that all or any portion of the Financing becomes or could become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Commitment Letter or the Financing Agreements for any reason or the Commitment Letter or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded for any reason (but without limiting the obligations of Parent in the penultimate sentence of Section 6.6(c) and in Section 6.6(b)(iv)), (i) Parent shall promptly so notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Financing) with terms and conditions (including market flex provisions), and to obtain a new financing commitment letter (including any associated engagement letter and related Fee Letter (provided, that provisions in such Fee Letter related to fees, “flex” terms and other economic or commercially sensitive terms have been redacted (none of which redacted provisions would reasonably be expected to adversely affect the conditionality, availability or aggregate amount of the debt financing contemplated thereby)) with respect to such Alternative Financing (collectively, the “New Commitment Letter”), copies of which shall be promptly provided to the Company.  Notwithstanding the foregoing, in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (A) pay fees materially in excess of those contained in the Commitment Letter and Fee Letter (including the market flex provisions) or agree to “market flex” terms, materially less favorable to Parent than the corresponding market flex terms contained in or contemplated by the Fee Letter relating to the Commitment Letter (taken as whole) or (B) enter into any alternative financing terms the terms of which are materially less favorable to Parent than the terms contained in the Commitment Letter on the date hereof (taken as a whole).  No Alternative Financing or New Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Financing on the Closing Date as set forth in the Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Commitment Letter is entered into in accordance with this Section 6.6(d), Parent shall deliver a copy thereof to the Company and references herein to (A) “Commitment Letter” shall be deemed to include and mean the Commitment Letter to the extent not superseded by a New Commitment Letter, as the case may be, at the time in question and any New Commitment Letter to the extent then in effect, and (B) “Financing” shall include and mean the debt financing contemplated by the Commitment Letter as modified pursuant to the preceding clause (A).  Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(e)                                  Parent shall (i) upon the reasonable request of the Company, furnish the Company drafts (when available) and thereafter true and complete and executed copies of the Lender Consent (as defined in Section 5.3(c) of the Parent Disclosure Letter) and the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the Commitment Letter or the Financing Agreements of which Parent or any of its Affiliates or their respective Representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing).  Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential default under or breach of any provisions of the Commitment Letter or Financing Agreements by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to the Commitment Letter or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Commitment Letter or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing and (B) if at any time for any reason Parent reasonably believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Commitment Letter or Financing Agreements or will be unable to obtain Alternative Financing, in each case in an amount sufficient to consummate the transactions contemplated hereby.  Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

(f)                                   Parent acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.

Section 6.7                                    Financing Cooperation.  Subject to Section 6.6(a), prior to the Closing Date, the Company shall and shall cause the Company Subsidiaries to, at Parent’s sole expense, use its and their respective reasonable best efforts to provide such cooperation in connection with the arrangement, syndication and consummation of the Financing as is customary and may be reasonably requested by Parent, provided that such requested cooperation does not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries.  Such cooperation by the Company and the Company Subsidiaries shall include using its and their reasonable best efforts to: (i) subject to Section 6.6, provide all information regarding the Acquired Companies reasonably requested by Parent and its Financing Sources (or any replacement thereof) for the preparation of a customary information memorandum for a syndicated loan or bridge financing and customary offering memorandum for a Rule 144A offering of high yield debt securities, including without limitation (a) the Required Information that is Compliant and (b) all financial information of the Company and its Subsidiaries derived from the historical books and records of the Company and its Subsidiaries that is required to permit Parent and Merger Sub to prepare the pro forma financial statements required pursuant to paragraph 10 of Exhibit E of the Commitment Letter as in effect as of the date hereof, provided that Parent, and not the Company or its Subsidiaries, shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated hereby, (ii) to the extent reasonably requested by Parent, provide reasonable and customary assistance, with respect to information regarding the Acquired Companies, with the preparation of materials for rating agency presentations, road shows, bank information memoranda, private placement memoranda and other customary marketing materials and provide reasonable cooperation with the due diligence efforts of the Financing Sources with respect to the Acquired Companies to the extent reasonable and customary, including delivery to Parent and the Financing Sources of  such due diligence materials with respect to the Acquired Companies as are reasonably available and reasonably requested by Parent and customarily delivered in connection with such presentations, memoranda or marketing materials, (iii) to the extent required by the Financing Sources, in the case of an offering of high yield debt securities as part of the Financing, request the independent auditors of the Company to cooperate with Parent to obtain a customary comfort letter, (iv) assist Parent in obtaining customary payoff letters, Lien terminations and instruments of discharge to allow for the payoff, discharge and termination of all Indebtedness under the Company Credit Agreement and all other documents reasonably requested by Parent or its Financing Sources relating to the repayment in full of the existing indebtedness of the Acquired Companies under the Company Credit Agreement and release of all related Liens and guarantees, (v) provide all documentation and other information with respect to the Acquired Companies required by U.S. bank regulatory authorities under applicable “know-your-customer,” anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, relating to the Acquired Companies at least three (3) Business Days prior to the Closing Date, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, (vi) assist in the preparation, execution and delivery of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing and other customary documents as may be reasonably requested by Parent and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Financing, but in no event shall any of the foregoing be effective until as of or after the Closing, (vii) cooperate with Parent, and take all corporate actions or other similar actions reasonably necessary to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing that are within the Acquired Companies’ control and (viii) at Parent’s reasonable request, use reasonable best efforts to (A) assist with the preparation of a customary borrowing base certificate (solely to the extent relating to assets of the Acquired Companies), including relating to the borrowing base contemplated by the Commitment Letter, delivering applicable supporting information and documentation and assisting, and providing cooperation with and access to representatives of the Financing Sources to conduct commercial field examinations, inventory appraisals and other customary appraisals and field exams (solely to the extent relating to assets of the Acquired Companies), (B) permit the prospective lenders involved in the Financing to evaluate in a customary manner the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (C) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing.  Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Financing (or any Alternative Financing) prior to the Closing, (B) no director, manager, officer or employee of the Company or any of the Company Subsidiaries shall be required to deliver any certificate or take any other action pursuant to this Section 6.7 to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (C) none of the Company, any of the Company Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the Financing; provided that, this clause (C) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Effective Time by any persons that shall remain or will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time; and any documentation executed by the Company or any of its Subsidiaries pursuant to this Section 6.7 shall not become effective until the Effective Time. (D) neither the Company nor any of the Company Subsidiaries shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Law, any organizational documents of the Company or any of its Subsidiaries, any contract or obligations of confidentiality (not created in contemplation hereof) binding on the Company or any of the Company Subsidiaries, (E) neither the Company nor any of the Company Subsidiaries shall be required to take any action that would cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries and (F) neither the Company nor any of the Company Subsidiaries shall be required to (x) provide access to or disclose information that the Company determines would jeopardize any attorney—client privilege or other similar privilege of the Company or any of its Subsidiaries or (y) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or prepare or provide any information not readily available to the Company.  The Company hereby consents to the use of the trademarks and logos of the Acquired Companies in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or does not harm or disparage any of the Acquired Companies.  All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.7 shall be kept confidential in accordance with the Confidentiality

Agreement; provided that, upon notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication and marketing of the Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

Section 6.8                                    Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party; provided, that such Party may issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party if such Party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable Law or the Stockholders’ Agreement and (b) endeavors, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.  Notwithstanding the foregoing, the Company shall be permitted to provide a copy of this Agreement and appropriate disclosures in respect of the Merger to its Holders in accordance with the Stockholders’ Agreement and in connection with obtaining the Company Stockholder Approval.

Section 6.9                                    Directors’ and Officers’ Insurance and Indemnification.  For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless all individuals who at or prior to the Effective Time are or were directors or officers of the Company or the Company Subsidiaries or who, at the request of the Company or the Company Subsidiaries prior to the Effective Time, are serving or have served as directors, managers, members or officers of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements with the Company or any Subsidiary thereof, if any, in existence on the date of this Agreement.  The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective

Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect.  For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiaries as of the date of this Agreement and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses that are in existence on the date of this Agreement, provided that these provisions may be amended, modified or repealed in any manner so long as such amendment, modification or repeal would not adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), in each case to the extent permitted under applicable Law.  Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than the Company’s existing policy. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.9, the provisions of this Section 6.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.  The rights and obligations under this Section 6.9 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The provisions of this Section 6.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.  For the avoidance of doubt, this Section 6.9 shall apply, without limitation, to the persons listed in Section 6.9 of the Company Disclosure Letter, each of which shall be deemed an officer for all purposes under this Section 6.9.

Section 6.10                             Takeover Statutes.  The Parties shall use reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the transactions contemplated hereby.

Section 6.11                             Employee Matters.

(a)                                 For a period of twelve (12) months following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee of the Acquired Companies as of the Closing Date who remains employed by an Acquired Company, the Surviving Corporation, Parent and/or its Affiliates as of the Closing Date (each, a “Company Employee”) with (i) a base salary or hourly wage rate that is at least equal to that in effect for such Company Employee immediately prior to the Closing, (ii) an annual cash incentive compensation opportunity that is substantially similar in the aggregate to that in effect for such Company Employee immediately prior to the Closing and (iii) employee benefits (excluding any retention, severance, change in control or equity related compensation) that are substantially similar in the aggregate to those being provided or made available to such Company Employee immediately prior to the Closing.

(b)                                 From and following the Closing Date, Company Employees and their eligible dependents and beneficiaries shall be eligible to participate in the Company Benefit Plans or such other employee benefit plans, programs, policies, practices or arrangements established by the Company, Parent and/or their Affiliates for such employees (collectively, the “New Benefit Plans”), in each case in accordance with their terms.

(c)                                  Parent shall, or shall cause its Affiliates to, credit the Company Employees with service earned prior to the Closing Date with each Acquired Company and its Affiliates and predecessors, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days or other paid time off under any New Benefit Plan (excluding equity-based compensation vesting) and (ii) for such additional purposes as may be required by applicable Law; provided that, nothing herein shall result in a duplication of benefits.

(d)                                 For purposes of each New Benefit Plan, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions of such New Benefit Plan to be waived for the Company Employees and their covered dependents to the extent waived under the comparable Company Benefit Plan.  With respect to any New Benefit Plan that provides group health benefits, Parent shall take commercially reasonable efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(e)                                  Prior to the Effective Time, the Acquired Company shall take such actions as Parent may reasonably request relating to the Modular Space Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”), including amending and/or terminating the 401(k) Plan prior to the Effective Time, contingent on the occurrence of the Closing and subject to the terms and conditions of the 401(k) Plan and applicable Law, provided any such request is made in writing no later than ten (10) Business Days prior to the Effective Time.  If the 401(k) Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) to cover employees of the Acquired Companies effective as of the Closing, and shall count service with the Acquired Companies as service with Parent for purposes of eligibility and vesting under the Parent 401(k) Plan.  Parent shall cause the Parent 401(k) Plan to accept from the 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each employee of the Acquired Companies who participates in the 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the 401(k) Plan and the Code.  The Acquired Companies and Parent shall take any and all actions necessary to permit each employee of the Acquired Companies with an outstanding loan balance under the 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the 401(k) Plan to the Parent 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(f)                                   Each individual who (i) is employed by an Acquired Company immediately prior to the Closing and participates in the annual bonus plan maintained by the Company with respect to the Company’s 2018 fiscal year (the “2018 Bonus Plan”) and (ii) has not received payment in full in respect of the 2018 Bonus Plan prior to the Closing (each, a “Bonus Eligible Individual”) shall be entitled to receive a lump sum cash payment from the Company equal to 100% of the Bonus Eligible Individual’s target annual cash bonus amount under the 2018 Bonus Plan (the “2018 Bonus Payments”).  The 2018 Bonus Payments shall be made to the Bonus Eligible Individuals, less applicable withholding Taxes, no later than the first regular payroll date of the Company following the Closing Date; provided that if the first regular payroll date is less than five (5) Business Days following the Effective Time, such payments shall occur no later than the second regular payroll date of the Company following the Effective Time.  Section 6.11(f) of the Company Disclosure Letter contains a true and complete list of the 2018 Bonus Payments, which the Company agrees to update to the extent necessary at Closing.

(g)                                  If the employment of any Company Employee is terminated on or before the twelve (12) month anniversary of the Closing Date as a result of a termination by the Surviving Corporation or any of its Affiliates for any reason other than for cause (as determined by Parent in accordance with past practice), such terminated Company Employee shall receive severance payments and benefits that are substantially similar in the aggregate to those that would have been provided to such Company Employee under the Company’s severance practices set forth in Section 6.11(g) of the Company Disclosure Letter.

(h)                                 To the extent that (x) any “disqualified individuals” (as such term is defined for purposes of Section 280G of the Code) (each, a “Disqualified Individual”) of the Company or any of its Subsidiaries would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (y) such payment or benefit would, or could reasonably be expected to, constitute a “parachute payment” under Section 280G of the Code, the Company shall: (i) seek written waivers by such Disqualified Individuals of any portion of such parachute payment as exceeds (x) three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less (y) one dollar (collectively, the “Excess

Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); and (ii) seek stockholder approval in a manner intended to satisfy the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to any such Disqualified Individual. At least five (5) Business Days prior to obtaining such waivers and seeking stockholder approval, the Company shall provide drafts of the waivers and all stockholder approval materials to Parent for its review and comment and shall consider such comments in good faith.  Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the applicable Company’s stockholders was solicited in accordance with the foregoing provisions and that either (a) the requisite number of stockholder votes was obtained, or (b) that the requisite number of stockholder votes was not obtained and no waived parachute payments shall be made.

(i)                                     Nothing contained herein is intended (i) to confer upon any Person, including any current or former employee of any Acquired Company or their dependents or beneficiaries, any separate right to employment or continued employment with any Acquired Company or its Affiliates, or any benefit under any Company Benefit Plan or New Benefit Plan, or (ii) to constitute an employee benefit plan or an amendment to an employee benefit plan or prohibit Parent or any of its Subsidiaries from amending or terminating any employee benefit plan.

Section 6.12                             Obligations of Merger Sub.  Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.13                             Escrow Agreement.  At the Closing, each of Parent and the Holder Representative shall duly execute and deliver to the other, and cause the Escrow Agent to duly execute and deliver to Parent and the Holder Representative, the Escrow Agreement.

Section 6.14                             Parent Warrant Agreement.  At the Closing, Parent, on the one hand, and each of the Persons listed on the signature pages thereto, on the other hand, shall duly execute and deliver to the other the Parent Warrant Agreement.

Section 6.15                             Registration Rights Agreement.  At the Closing, Parent, on the one hand, and each of the Persons listed on the signature pages thereto holding at least 70% of the Closing Stock Consideration in the aggregate, including all Dragging Holders, on the other hand, shall duly execute and deliver to the other the Registration Rights Agreement.

Section 6.16                             Preservation of Books and Records.

(a)                                 For the period ending upon the later of (i) seven (7) years from the end of the calendar year in which the Closing occurs and (ii) the expiration of any applicable statute of limitations, including any extensions thereof (the “Information Maintenance Period”):

(i)                                     Parent shall not, and shall cause the Acquired Companies not to, dispose of or destroy any of the books and records of the Acquired Companies (“Books and Records”);

(ii)                                  Parent shall allow, and shall cause the Acquired Companies to allow, the Holder Representative and its Representatives access to all Books and Records on reasonable notice and at reasonable times in connection with any claim, proceeding or other investigation by a Governmental Entity, any claim by or against a third party or any other proper purpose at Parent’s principal place of business or at any other reasonable location where any Books and Records are stored, and the Holder Representative shall have the right, at its sole cost and expense, to make copies of any such Books and Records; provided that, any such access or copying shall be had or done in such a manner so as not to unreasonably disrupt or unduly interfere with the normal conduct of business or operations of the Acquired Companies; and

(iii)                               Parent shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to make available to the Holder Representative upon reasonable advance written notice and at times and locations reasonably convenient to Parent: (1) Parent’s personnel to reasonably assist the Holder Representative in locating and obtaining any Books and Records and (2) any of Parent’s personnel whose assistance or participation is reasonably required by the Holder Representative or its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future litigation or other matters in which the Holder Representative or any of its Affiliates is involved.

(b)                                 The Information Maintenance Period shall be extended in the event that any action, litigation, investigation or proceeding has been commenced or is pending or threatened in writing at the termination of such Information Maintenance Period, and such extension shall continue until any such litigation or investigation has been settled through judgment or otherwise or is no longer pending or threatened in writing.

Section 6.17                             Warrant Agreement.  The Company shall provide the required notice to the holders of Company Warrants pursuant to Section 6.05 of the Warrant Agreement.

Section 6.18                             R&W Insurance Policy.  Parent and Merger Sub will obtain, at Parent’s sole cost and expense, a representations and warranties insurance policy (“R&W Policy”), solely for the benefit of Parent, Merger Sub and their respective Affiliates, with a policy limit of not more than $100,000,000 on terms and conditions mutually acceptable to the Parties, to be effective at Closing, pursuant to which (a) Parent and its Subsidiaries and Affiliates are named insureds under such R&W Policy and (b) which shall provide that the insurers party thereto expressly waive, and agree not to pursue, directly or indirectly, any subrogation rights against the Company, the Holders or their respective Affiliates with respect to any claim made by any insured thereunder except for damages arising from fraud, willful misconduct or intentional misrepresentation.  The Company shall provide, and shall cause its Subsidiaries and Representatives to provide, in each case as is customary and reasonably requested by Parent, such assistance as Parent may require in connection with the finalizing of the R&W Policy, including cooperating with any reasonable confirmatory or supplemental due diligence efforts of the carrier under such R&W Policy.

Section 6.19                             Mutual Release.  Effective as of the Closing, the Company stockholders and the Company, on the one hand, and Parent, Merger Sub and the Surviving Corporation, on the other hand, hereby unconditionally and irrevocably and forever release and discharge the other, its respective successors and assigns, and any present or former directors, managers, members, partners, officers, employees or agents of the other (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity that such Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided that, this release (a) does not extend to claims relating to any breach or alleged breach of this Agreement or any of the provisions set forth herein and (b) shall not affect any employment-related matters or matters affecting any Company stockholder in his or her capacity as a manager, officer or employee of the Company or any of its Subsidiaries.  Parent acknowledges that the Company stockholders will be relying on the waiver provided hereby in connection with providing the Company Stockholder Approval and that this Section 6.19 is intended for the benefit of, and to grant third party rights to the Company stockholders to enforce this Section 6.19.

Section 6.20                             No Solicitation. From the date hereof and prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, nor shall the Company authorize or permit any of their respective Affiliates, Subsidiaries, directors, managers, officers or employees or any investment banker or other Representative or agent retained by any of them to, directly or indirectly, solicit, initiate or participate (including by way of furnishing information) in any discussions or negotiations with any Person (other than Parent or an Affiliate of Parent) or enter into any Contract with any Person (other than Parent or an Affiliate of Parent) concerning any merger, consolidation, sale of equity, sale of material assets or similar transactions involving (directly or indirectly) any Acquired Company or the business of the Acquired Companies (each such acquisition transaction, an “Acquisition Transaction”).  The Company shall notify Parent promptly (but in any case within two (2) Business Days) after receipt by any Acquired Company or their respective Affiliates or Representatives of any information relating to a possible Acquisition Transaction or any request for information in connection with an Acquisition Transaction or for access to the properties, books or records, non-public information, directors, employees, officers or advisors of any Acquired Company by any Person that informs any Acquired Company or their respective Affiliates or Representatives that it is considering proposing, or has proposed, an Acquisition Transaction.  The Company shall, and shall cause each Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by any of them or their respective Affiliates or Representatives with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction and request from each Person that has executed a confidentiality agreement with any Acquired Company or any of their respective Affiliates or Representatives the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of any Acquired Company, in each case in accordance with the applicable confidentiality agreement.

Section 6.21                             Resignation of Officers and Directors.  The Company shall deliver written resignations of the officers and directors of the Company that are not listed in the Surviving Corporation Governing Documents, which resignations shall be effective as of and conditioned upon the Closing.

Section 6.22                             Dissolution of Dormant Subsidiaries.  The Company shall use commercially reasonable efforts to liquidate or otherwise dissolve its dormant Subsidiaries, Crystal Merger Sub, Inc. and Global Multi Services, S.A., prior to Closing.

Section 6.23                             Tax Cooperation.   Between the date of this Agreement and the Effective Time, the Parties agree to use commercially reasonable efforts to negotiate in good faith, and take all steps as reasonably necessary in connection therewith, to consider commercially reasonable alternative acquisition structures pursuant to which Parent may acquire the business of the Acquired Companies, including without limitation an election under Sections 338(g) or 338(h)(10) of the Code, in order to most effectively (i) reduce contingent liabilities, (ii) minimize any negative or punitive tax implications and (iii) maximize any tax benefits, in each case in order to provide a more economically beneficial result for the Parties.  Such good faith negotiation shall include mutual cooperation and sharing of information with respect to tax matters and entering into an amendment to this Agreement to the extent necessary to effectuate such alternative structure; provided that nothing contained in this Section 6.23 shall require the Company’s cooperation to the extent such cooperation is inconsistent with its obligations under Section 6.4(a) hereof, would be unduly burdensome, would delay the consummation of the transactions contemplated hereunder or would be reasonably likely to increase the amount of Taxes due and owing by the Holders, as determined by the Holders in their reasonable discretion, under the acquisition structure contemplated by this Agreement on the date hereof.  Any additional Taxes, costs, expenses, liabilities, losses or other obligations incurred in connection with the Company’s performance of its obligations pursuant to this Section 6.23, including considering, evaluating or effectuating an alternative structure (collectively, “Alternative Structure Losses”), as compared to effectuating the acquisition structure contemplated by this Agreement on the terms and subject to the conditions on the date hereof, shall be borne by Parent, and Parent shall indemnify and hold harmless the Holders from and against all such Alternative Structure Losses.

ARTICLE VII

CONDITIONS

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a)                                 the Company Stockholder Consent and Support Agreement shall have been obtained; and

(b)                                 no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law,

judgment, order, decree, injunction or ruling making the transactions contemplated by this Agreement illegal or otherwise enjoining or prohibiting consummation of the Merger.

Section 7.2                                    Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a)                                 each of the representations and warranties of the Company (i) set forth in Sections 4.1(a), 4.2(a), 4.2(c), 4.3, 4.16 and 4.19 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period, in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), (ii) set forth in Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 7.2(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period, in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

(b)                                 the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c)                                  if the transactions contemplated by this Agreement are subject to Part IX of the Competition Act, Competition Act Clearance shall have been obtained; and

(d)                                 if, prior to the Closing, a Governmental Entity, determines that an Antitrust Law (other than the Competition Act) applies to the transactions contemplated hereby, the waiting period, notice or consent requirement applicable to the consummation of the transactions contemplated hereby under such Antitrust Law shall have expired or terminated or been given (as applicable);

(e)                                  Parent shall have received a copy of the Escrow Agreement, duly executed by the Holder Representative and the Escrow Agent;

(f)                                   Parent shall have received a copy of the Registration Rights Agreement, duly executed by each of the Persons listed on the signature pages thereto holding at least 70% of the Closing Stock Consideration in the aggregate, including all Dragging Holders;

(g)                                  Parent shall have received a duly executed Payoff Letter;

(h)                                 Parent shall have received from the Company a statement stating that the Company is not and has not been a United States real property holding corporation during the five (5)-year period ending on the Closing Date, dated as of the Closing Date and in form and substance required under Treasury Regulation section 1.897-2(h);

(i)                                     Parent shall have received a certificate from the Company signed by an authorized officer of the Company, on behalf of the Company, dated as of the Closing Date, stating that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(j)                                    since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3                                    Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a)                                 each of the representations and warranties of Parent and Merger Sub (i) set forth in Sections 5.1, 5.2(a), 5.3(a) and 5.8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period, in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), (ii) set forth in Section 5.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 7.3(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period, in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(b)                                 each of Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing;

(c)                                  the Company shall have received a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(d)                                 the Company shall have received a copy of the Parent Warrant Agreement, duly executed by Parent and the warrant agent thereunder;

(e)                                  the Company shall have received a copy of the Registration Rights Agreement, duly executed by Parent; and

(f)                                   the Company shall have received a certificate from Parent signed by an authorized officer of Parent, on behalf of Parent, dated as of the Closing Date, stating that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4                                    Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a breach of this Agreement by such Party, or in the case of Parent or Merger Sub, by either Parent or Merger Sub.

ARTICLE VIII

TERMINATION

Section 8.1                                    Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

(a)                                 by the mutual consent of the Company and Parent;

(b)                                 by either the Company or Parent:

(i)                                     if the Merger shall not have occurred on or prior to 11:59 P.M. (New York City Time) on November 18, 2018; provided that, if the Closing has not occurred due to the failure of the Parties to satisfy the conditions to Closing set forth in Section 7.1(b) (in the event the applicable Law, judgment, order, decree, injunction or ruling has been issued under Antitrust Laws), Section 7.2(c), Section 7.2(d) or the requirements of Section 6.5, and all other conditions to Closing have been satisfied or waived (other than those capable of being satisfied or waived only at the Closing), such date shall be extended to December 18, 2018, or such later date as the Parties may mutually agree in writing, if, in the reasonable judgment of Parent and the Holder Representative, the conditions set forth in Section 7.1(b), Section 7.2(c) and Section 7.2(d) can be satisfied, and the Parties can comply with their respective obligations set forth in Section 6.5, by such date (such date, as may be extended, the “Termination Date”); provided further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii)                                  if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enforced, enacted or entered any Law, judgment, order, decree, injunction or ruling or taken any other action, in each case, such that the condition set forth in Section 7.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-

appealable, unless the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) (x) has breached its obligations under Section 6.5 or (y) is otherwise in material breach of this Agreement.

(c)                                  by the Company:

(i)                                     upon a material breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.2(a) would not be satisfied (assuming that the date of such determination is the Closing Date).

(d)                                 by Parent:

(i)                                     upon a material breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.3(a) would not be satisfied (assuming that the date of such determination is the Closing Date);

(ii)                                  upon issuance of a non-appealable order, injunction, decree, ruling, divestiture requirement or other action taken by a Governmental Entity under Antitrust Laws which would have a Regulatory Adverse Effect; or

(iii)                               if the condition set forth in Section 7.1(a) has not been satisfied within twenty-four (24) hours after the execution and delivery of this Agreement.

Section 8.2                                    Effect of Termination.

(a)                                 In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)).  Upon payment of the required fee referred to in Section 8.2(b), this Agreement shall forthwith become null and void, and there shall be no damages or liability except for fraud, willful misconduct or intentional misrepresentation in the making of the respective representations and warranties set forth herein (as qualified by the

Company Disclosure Letter) or a knowing or intentional breach of this Agreement on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors, except that the Confidentiality Agreement, Section 6.6(a), this Section 8.2 and Article IX shall survive such termination.  The Parties acknowledge and agree that damages or liability for fraud, willful misconduct or intentional misrepresentation in the making of the respective representations and warranties set forth herein (as qualified by the Company Disclosure Letter) or a knowing or intentional breach of this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by (i) the Company or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company or (ii) Parent, as applicable.

(b)                                 In the event that this Agreement is validly terminated (i) by the Company or Parent pursuant to Section 8.1(b)(i) due to the failure of the conditions set forth in Section 7.1(b) (in the event the applicable Law, judgment, order, decree, injunction or ruling has been issued under Antitrust Laws), Section 7.2(c) or Section 7.2(d) to be satisfied, (ii) by the Company or Parent pursuant to Section 8.1(b)(ii) (in the event the applicable Law, judgment, order, decree, injunction, ruling or other action has been issued or was taken under Antitrust Laws), or (iii) by Parent pursuant to Section 8.1(d)(ii), then, in each case, Parent shall, within two (2) Business Days following any such termination, pay (or cause to be paid) by wire transfer of immediately available funds to an account designated by the Company a termination fee equal to Thirty Five Million U.S. Dollars ($35,000,000) in cash (the “Parent Termination Fee”).  Parent acknowledges that the agreement contained in this Section 8.2 is an integral part of this Agreement and that, without this Section 8.2, the Company would not have entered into this Agreement.  Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 8.2, Parent shall pay to the Company all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred), together with interest on the amount of the Parent Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made.  For the avoidance of any doubt, while the Company may pursue both (i) a grant of specific performance in accordance with Section 9.12 and (ii) the payment of the Parent Termination Fee under this Section 8.2(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.12 and the Parent Termination Fee.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Amendment and Modification; Waiver.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the Parties as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Per Share Final Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of clause (iv) of Section 9.6, Section 9.9(b), Section 9.11, Section 9.13, Section 9.19 or this sentence of this Section 9.1 (and in each case any of the defined terms used therein and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Lender or Financing Source will be effective against a Lender or a Financing Source without the prior written consent of such Lender or Financing Source adversely affected.

Section 9.2                                    Non-Survival of Representations and Warranties.  None of the representations, warranties and covenants in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement, regardless of any applicable statute of limitations.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time, including without limitation any post-Closing adjustments and related covenants contemplated by Section 3.8 hereof, or the termination of this Agreement.

Section 9.3                                    Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub, to:

WillScot Corporation
901 S. Bond Street, #600
Baltimore, MD 21231
	Email:	Bradley.bacon@willscot.com
	Attention:	Bradley Bacon, General Counsel

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020

	Email:	william.schwitter@allenovery.com
jeffrey.pellegrino@allenovery.com
	Attention:	William Schwitter, Esq.
Jeffrey Pellegrino, Esq.

(b)	if to the Company, to:

Modular Space Holdings, Inc.
1200 Swedesford Road
Berwyn, PA 19312
Email:	Anatoliy.Bizhko@modspace.com
Attention:	Anatoliy Bizhko, General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Email:	leif.king@skadden.com
faiz.ahmad@skadden.com
Attention:	Leif B. King, Esq.
Faiz Ahmad, Esq.

or to such other address (i.e., e-mail address) for a Party as shall be specified in a notice given in accordance with this Section 9.3; provided that, any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.

Section 9.4                                    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.5                                    Counterparts.  This Agreement may be executed manually or by facsimile or pdf by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.6                                    Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the exhibits and instruments referred to herein), the Confidentiality Agreement and the Company Stockholder Consent and Support Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the Parties any rights, benefits, remedies, obligations or liabilities hereunder, except for (i) the rights of the Holders to receive the Per Share Final Merger Consideration following the Effective Time in accordance with Article III, (ii) the right of the Company, on behalf of the Holders, to pursue damages in the event of Parent’s or Merger Sub’s fraud or knowing or intentional breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, including damages based on loss of the economic and bargain benefits of the Merger to the Company’s stockholders based on the consideration that would have otherwise been payable to holders of Company Common Stock, the loss of market value or decline in share price of such Company Common Stock or otherwise (taking into consideration relevant matters, including other combination or other opportunities and the time value of money), (iii) as provided in Section 6.9 (which is intended for the benefit of the Indemnified Parties, all of whom shall be third-party beneficiaries of these provisions) and Section 6.19 (which is intended for the benefit of the Company’s stockholders, all of whom shall be third-party beneficiaries of such provisions) and (iv) the final sentence of Section 9.1, this clause of Section 9.6, Section 9.9(b), Section 9.11, Section 9.13 or Section 9.19 are intended to be for the benefit of, and shall be enforceable by, the Lenders and the Financing Sources.

Section 9.7                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.8                                    Governing Law.  Except as provided in Section 9.9(b), this Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9                                    Jurisdiction.

(a)                                 Except as provided in Section 9.9(b), in the event of any action or dispute between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the Parties hereby (a) expressly and irrevocably submits to the exclusive jurisdiction in the Court of Chancery sitting in New Castle County, State of Delaware (the “Court of Chancery”), or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court sitting in New Castle County, State of Delaware, and any appellate court in the State of Delaware with respect to appeals from such courts (collectively, the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts; provided that, each of the Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any of the Chosen Courts in any other court or jurisdiction.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any proceeding before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the  Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.10                             Service of Process.  Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 9.11                             No Recourse; Limitation of Liability.  Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (a) this Agreement may only be enforced against, and any claim for breach of this Agreement may only be made against, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, Lender, Financing Source, Representative or agent of such named Party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.  Notwithstanding anything to the contrary contained herein, (i) the Company (on behalf of itself and its officers, directors, employees, agents, Affiliates and Representatives) hereby waives any rights or claims, whether at law or at equity, in contract, in tort or otherwise, against the Financing Sources in connection with the transactions contemplated by this Agreement and (ii) the Parties hereby agree that the Financing Sources shall not have any liability (whether in contract or in tort, in Law or in equity, or granted by statute or otherwise) for any liabilities, obligations, losses, damages, penalties, actions and judgments, suits, costs, expenses or disbursements of any kind arising under this Agreement (provided that nothing in this Section 9.11 shall limit the liability or obligations of the Financing Sources to Parent (and its successors and assigns) and/or the other parties to the Commitment Letter under the Commitment Letter or Financing Agreements).

Section 9.12                             Specific Performance.

(a)                                 The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the non-breaching Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such Party’s obligations (including the taking of such actions as are required of such Party to consummate the Merger), this being in addition to any other remedy to which any Party is entitled under this Agreement.  The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a Party is entitled at Law or in equity.  In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger.  The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders.  Notwithstanding the foregoing, if the Closing does not occur due to termination pursuant to Article VIII which results in the payment of a Parent Termination Fee under Section 8.2(b), the payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates and Representatives against Parent, Merger Sub and their respective Affiliates and Representatives and under no circumstances shall the Company, its Subsidiaries or any of their respective Affiliates and Representatives be permitted or entitled to receive a grant of specific performance.

(b)                                 Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 8.2(b), the Parties hereby acknowledge and agree that the

Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Financing pursuant to the terms and conditions of the Commitment Letter or the Financing Agreements and to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 2.3, in each case, if and only if (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived, and (ii) the Company has confirmed in a written notice delivered to Parent that (A) all conditions set forth in Section 7.3 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 at the Closing and (B) if specific performance is granted and the Financing is funded then the Closing will occur.

Section 9.13                             Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that, Parent may assign its rights and interests (but not its obligations) hereunder to any Financing Source, as collateral for security purposes, in connection with the Financing without prior written consent.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14                             Expenses.  Subject to Section 6.6, Section 6.7 and the last sentence of Section 6.23, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated; provided that (a) Parent shall be responsible for all filing fees and filing expenses payable in connection with any filings or submissions under the Competition Act and any other Antitrust Laws, and (b) Parent shall be responsible for, and shall promptly pay, all fees and expenses incurred by the Company, the Company’s Subsidiaries and its and their respective Representatives in connection with any tax reform analysis, earnings and profits studies, evaluation of intercompany balances and external debt wind-down, tax integration planning, Section 338 of the Code analysis, Section 382 of the Code analysis, and any other integration activities requested by Parent.  Notwithstanding the foregoing, other than such filing fees and submission expenses set forth in clause (a) of the immediately preceding sentence, each Party shall pay is own legal fees and other expenses in connection with obtaining Competition Act Clearance to the extent incurred prior to Closing.

Section 9.15                             Indemnification.

(a)                                 Parent shall indemnify the Company and its Representatives (each a “Company Indemnified Party”), and shall hold each of them harmless from and against, any and all losses, claims, damages, liabilities, fines, penalties, judgments, interest, awards, fines, costs and expenses (including reasonable attorneys’ fees and disbursements, costs of investigation, defense costs and costs of enforcing any right of indemnification in this Section 9.15) (collectively, “Damages”) that are incurred or suffered by such Company Indemnified Party as a result of, or arising from or in connection with, (i) any written request of any Governmental Entity under any Antitrust Law in connection with the consummation of the transactions contemplated hereby, (ii) any Damages resulting from the violation of any Antitrust Law in connection with the consummation of the transactions contemplated hereby or (iii) any Antitrust Proceeding.  For the avoidance of doubt, Damages shall not include special, exemplary, punitive, diminution in value, loss of profits or consequential damages or legal fees incurred in connection with any filings or submissions under the Competition Act and any other Antitrust Laws prior to Closing.

(b)                                 Any Company Indemnified Party entitled to indemnification hereunder shall give written notice to Parent of any claim made by any third party against such Company Indemnified Party (a “Third Party Claim”) for Damages that may be subject to indemnification promptly after learning of such Third Party Claim, which notice must specify in reasonable detail the nature of such Third Party Claim and be accompanied by a copy, if any, of the applicable written notice made by such third party to the Company Indemnified Party; provided, that the Company’s failure to provide or delay in providing such notice shall not in any way effect Parent’s indemnification obligations under this Section 9.15 except to the extent Parent is materially prejudiced thereby.  If the Third Party Claim falls within the scope of the indemnification obligations of Section 9.15(a), Parent shall have the right, upon giving written notice to the Company Indemnified Party, to assume the defense of such Third Party Claim (including to conduct and control any Antitrust Proceedings or settlement negotiations) with counsel of its own choosing at its sole cost and expense.  The Company Indemnified Party shall cooperate with Parent in such defense.  The Company Indemnified Party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that Parent shall control such defense), at its own cost and expense.  Whether or not Parent assumes the defense of a Third Party Claim, neither Parent nor the Company shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Regardless of which Party assumes the defense of a Third Party Claim, the Parties agree to cooperate in good faith and in all respects with one another and each other’s Representatives (including counsel) in connection with the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim and any related proceeding or appeal arising therefrom.  Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers reasonably available on a mutually convenient basis during normal business hours upon reasonable advance notice to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. The Parties shall cooperate with each other in any notifications to and information requests of any insurers.

Section 9.16                             Section 338 Election.  Except as otherwise agreed to by the Parties pursuant to the terms and conditions of Section 6.23 hereof, neither Parent, Merger Sub nor any Affiliate or Subsidiary thereof shall make or file an election under Section 338 of the Code (or any similar provision of the Law of any state or other taxing jurisdiction) with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 9.17                             Waivers.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.18                             Waiver of Conflicts.  Recognizing that Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) has acted as legal counsel to the Company and its Subsidiaries prior to the Closing, and that SASM&F may act as legal counsel to certain of the Company’s stockholders after the Closing, each of the Parent and the Surviving Corporation (including the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with SASM&F representing any Company stockholder and/or its Affiliates after the Closing as such representation may relate to the Parent, the Surviving Corporation or any of their respective Subsidiaries or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between SASM&F and the Company or any Company stockholder or their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Company, such stockholder and their respective Affiliates (and not to the Surviving Corporation).  Accordingly, the Surviving Corporation shall not have access to any such communications, or to the files of SASM&F relating to the engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company, the applicable stockholder and their respective Affiliates (and not the Surviving Corporation or any of its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation and its Subsidiaries shall be a holder thereof, (ii) to the extent that files of SASM&F in respect of such engagement constitute property of the client, only the Company, the applicable stockholder and their respective Affiliates (and not the Surviving Corporation or any of its Subsidiaries) shall hold such property rights and (iii) SASM&F shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between SASM&F and the Company, the applicable stockholder and their respective Affiliates.  Notwithstanding the foregoing, in the event that a dispute arises between the Parent, the Surviving Corporation or any of their respective Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by SASM&F to such third party; provided, that neither Surviving Corporation nor any of its Subsidiaries may waive such privilege without the prior written consent of the stockholders.

Section 9.19                             Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER OR FINANCING

SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.19.

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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Holder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MODULAR SPACE HOLDINGS, INC.

By:	/s/ Charles Paquin
Name: Charles Paquin
Title: Chief Executive Officer

WILLSCOT CORPORATION

By:	/s/ Bradley Soultz
Name: Bradley Soultz
Title: President & Chief Executive Officer

MASON MERGER SUB, INC.

By:	/s/ Bradley Bacon
Name: Bradley Bacon
Title: Vice President, General Counsel & Corporate Secretary

NANOMA LLC

By:	/s/ Alexander D. Greene
Name: Alexander D. Greene
Title: President